      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996


                                                      REGISTRATION NO. 333-03637
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                       THORATEC LABORATORIES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  CALIFORNIA                                    94-2340464
         (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

         2023 EIGHTH STREET, BERKELEY, CALIFORNIA 94710; (510) 841-1213 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               D. KEITH GROSSMAN
         2023 EIGHTH STREET, BERKELEY, CALIFORNIA 94710; (510) 841-1213
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              AUGUST J. MORETTI                              LAURA B. HUNTER
      HELLER, EHRMAN, WHITE & MCAULIFFE              BROBECK, PHLEGER & HARRISON LLP
            525 UNIVERSITY AVENUE                    4675 MACARTHUR COURT, SUITE 1000
         PALO ALTO, CALIFORNIA 94301                     NEWPORT BEACH, CA 92660
                (415) 324-7000                                (714) 752-7535

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
SECURITIES TO BE           AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
  REGISTERED              REGISTERED(1)      PER SHARE(2)        PRICE(2)           FEE(3)
- ------------------------------------------------------------------------------------------------
Common Stock, no par
  value.................     2,875,000         $17.625         $50,671,875         $17,473
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and 457(c) of the Securities Act of 1933, as amended, based on the average of the closing bid and ask prices per share of the Common Stock on May 7, 1996 as reported on The Boston Stock Exchange, as adjusted for a proposed one-for-three reverse stock split of the Common Stock.

(3) Previously paid.        ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   PRELIMINARY PROSPECTUS, DATED JUNE 3, 1996


PROSPECTUS

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK


       All of the 2,500,000 shares of Common Stock offered hereby are being sold by Thoratec Laboratories Corporation ("Thoratec" or the "Company"). The Company's Common Stock is currently traded on The Boston Stock Exchange under the symbol "TLC.B." The Company has applied for approval to list the Common Stock on the Nasdaq National Market under the symbol "THOR." On May 9, 1996, the last reported bid price of the Common Stock on The Boston Stock Exchange was $7.00 per share ($21.00 per share after giving effect to the proposed one-for-three reverse split of the Common Stock). See "Prospectus Summary" and "Price Range of Common Stock."


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                  IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
                                                                       UNDERWRITING
                                                                       DISCOUNTS AND               PROCEEDS TO
                                           PRICE TO PUBLIC            COMMISSIONS(1)               COMPANY(2)
- ------------------------------------------------------------------------------------------------------------------
Per Share...........................              $                          $                          $
- ------------------------------------------------------------------------------------------------------------------
Total(3)............................              $                          $                          $
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $1,400,000, including the Underwriters nonaccountable expense allowance. See "Underwriting."
(3) The Company has granted the Underwriters a 45-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                          ---------------------------

    The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New
York, on or about             , 1996.
                          ---------------------------

Vector Securities International, Inc.  Cruttenden Roth
                                                              Incorporated
            , 1996

                          ---------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE BOSTON STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE BOSTON STOCK EXCHANGE IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors" and the other risks described in this Prospectus. Except as otherwise noted (i) all information in this Prospectus relating to the shares of Common Stock outstanding (and issuable upon exercise of options and warrants) has been adjusted to give effect to the one-for-three reverse split of the Common Stock to be effected prior to the Offering (and all bid prices and option and warrant exercise prices stated herein have been proportionately adjusted) and (ii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors."

                                  THE COMPANY

     Thoratec Laboratories Corporation ("Thoratec" or the "Company") develops, manufactures and markets medical devices for circulatory support and vascular graft applications. The Company's first product, the Thoratec Ventricular Assist Device System (the "VAD System"), is being marketed in the U.S. and internationally for use as a bridge to heart transplant and is currently the only device approved by the U.S. Food and Drug Administration (the "FDA") that can provide left, right or biventricular support for this indication. The Company believes that the VAD System provides a number of significant advantages over other ventricular assist devices. The Company is pursuing additional indications for the VAD System and is developing other circulatory support products for patients suffering from heart failure. The Company is also developing vascular grafts for hemodialysis and coronary artery bypass surgery. These products utilize the Company's proprietary biomaterials, which provide improved thromboresistance, biocompatibility, patency and durability.

     CIRCULATORY SUPPORT PRODUCTS. Cardiac failure is the leading cause of death in the U.S. Deaths associated with cardiac failure fall into two broad categories: chronic congestive heart failure ("CHF"), a slow degenerative process leading to cardiac insufficiency, and acute cardiac failure resulting from heart attacks, open heart surgery and various other disorders, such as infections of the heart muscle. There are approximately two to three million patients with CHF in the U.S., approximately 50% of whom die within five years of diagnosis. Conventional drug therapy may delay the progress of CHF, but is not curative and the only available method of treating end-stage CHF is a heart transplant. Although heart transplants have been very successful, too few donor hearts are available to address the 30,000 to 50,000 CHF patients requiring some form of permanent cardiac assist in the U.S. each year. In addition, approximately 15,000 to 18,000 patients die annually in the U.S. from heart failure following open heart surgery when the heart, weakened by disease and the additional trauma of surgery, fails to maintain adequate blood circulation.

     The VAD System is a mechanical device used to assist cardiac function and can be used to support one or both sides of the patient's heart until a donor heart can be found or the patient's heart recovers its normal function. In December 1995, the Company received FDA approval to market the VAD System as a bridge to heart transplant. The VAD System also received a European CE mark and is currently being marketed as both a bridge to heart transplant and for recovery of the natural heart in major European countries, in Canada and in certain other international markets. As of April 30, 1996, the VAD System had been used in more than 650 patients and had been placed in 51 heart transplant centers worldwide. Thoratec believes that the VAD System has a number of competitive advantages which will make it available to a broader patient population and will enable it to better serve the existing patient population including (i) providing biventricular support, which is necessary in 20% to 40% of patients receiving ventricular assistance, (ii) placing the pump paracorporeally (worn on the outside of the body), enabling it to support patients of varying sizes, including very small patients, (iii) providing the surgeon with multiple options in positioning the cannulae and in the size and shape of the cannulae used, potentially reducing damage to the heart and (iv) incorporating proprietary Thoratec biomaterials in most blood contacting parts, potentially reducing or eliminating the risks of certain adverse reactions by the body and permitting the system to be used for potentially extended periods.

     The Company recently completed clinical trials of the VAD System in patients who were unable to regain normal heart function following open heart surgery. The Company is planning to submit a pre-market approval ("PMA") Supplement to the FDA for use of the VAD System for postcardiotomy recovery of the natural heart in early 1997. The Company believes that the VAD System is well-suited for this indication since it does not require abdominal surgery to implant and/or remove the pump, provides options for either short-term or long-term support and provides biventricular support which is often required by patients in recovery. In addition, the Company is developing the TLC-II Portable VAD Driver ("TLC-II"), a compact, lightweight portable device, which may enable patients to return home while on the VAD System. The Company plans to submit an Investigational Device Exemption ("IDE") application to the FDA by mid-1997 to begin clinical trials of the TLC-II in the U.S.. The Company believes that the TLC-II may also allow the VAD System to be used as an alternative to heart transplant. The Company is also developing a fully-implantable version of the current VAD System and a Muscle Powered VAD ("MVAD"), an untethered, implantable, muscle-powered circulatory support device to serve as an alternative to heart transplant.

     VASCULAR GRAFT PRODUCTS. The Company is utilizing its proprietary biomaterials and polymer fabrication expertise to develop vascular graft products with properties that more closely resemble those of natural arteries and have significant advantages over currently available synthetic grafts. Thoratec's first graft product, the Thoratec Vascular Access Graft ("VAG"), is currently being marketed in Canada and other countries outside of the U.S. for hemodialysis applications. Data obtained in clinical trials in 134 patients indicate that the use of the VAG results in reduced inflammatory response, reduced bleeding complications due to the VAG's self-sealing properties and improved handling and suturability. These studies have also shown that patients implanted with the VAG can begin hemodialysis within one to three days after implantation, in contrast to the several week delay associated with other vascular access grafts. The Company plans to submit an IDE application to the FDA in the first half of 1997 to commence clinical trials of the VAG in the U.S.

     The Company is also developing the Thoratec Coronary Artery Bypass Graft ("CABG") designed for use in coronary artery bypass surgery patients with few or no suitable native vessels. No synthetic graft is currently available for this indication due to the difficulty of producing a small diameter graft that remains patent (unobstructed). To date, 24 patients in Canada and Germany have received Thoratec's 2.5 and 3.0 mm CABG grafts on a compassionate use basis. While patency in the implanted grafts has not been evaluated in all patients, 19 of these patients were asymptomatic as of March 1996, with the longest term patient implanted for approximately three years. The Company is conducting preclinical testing of the CABG graft in the U.S.

     The Company was incorporated in California in 1976. The Company's executive offices are located at 2023 Eighth Street, Berkeley, California 94710 and its telephone number is (510) 841-1213.


Thoratec(R), TLC-II(TM) and the Thoratec logo are trademarks of the Company.

                                  THE OFFERING

Common Stock offered.....................................  2,500,000 shares
Common Stock to be outstanding after the Offering........  18,075,352 shares(1)
Use of proceeds..........................................  For scale-up and validation of a new manufacturing facility,
                                                           research and development,
                                                           expansion of sales and marketing
                                                           capabilities, working capital and
                                                           other general corporate purposes
Proposed Nasdaq National Market symbol...................  THOR

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             THREE MONTHS
                                                                  YEAR ENDED DECEMBER                         ENDED MARCH
                                                  ----------------------------------------------------     -----------------
                                                   1991        1992         1993      1994      1995        1995      1996
                                                  ------      -------      -------   -------   -------     -------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
    Revenue:
      Product sales -- net......................  $2,361      $ 3,439      $ 3,791   $ 2,764   $ 3,489     $   939   $ 1,302
      Other.....................................     427          294          142        24        59          10        38
                                                  ------      -------      -------   -------   -------     -------   -------
        Total revenue...........................   2,788        3,733        3,933     2,788     3,548         949     1,340
    Costs and expenses:
      Cost of products sold.....................   1,032        1,667        2,033     1,576     1,972         442       822
      Research and development..................     798        1,007        1,478     1,360     1,984         336       605
      Selling, general and administrative.......   1,054        1,125        1,147     1,456     1,298         314       733
      Other.....................................     344          394            0        43       188          46       424
                                                  ------      -------      -------   -------   -------     -------   -------
        Total costs and expenses................   3,228        4,193        4,658     4,435     5,442       1,138     2,584
                                                  ------      -------      -------   -------   -------     -------   -------
    Net income (loss)...........................  $ (440)     $ 1,430(2)   $  (725)  $(1,647)  $(1,894)    $  (189)  $(1,244)
                                                  ======      =======      =======   =======   =======     =======   =======
    Net income (loss) per share(3)..............  $ (.36)(4)  $   .25(2)   $  (.05)  $  (.12)  $  (.13)    $  (.01)  $  (.08)
                                                  ======      =======      =======   =======   =======     =======   =======
    Shares used in computing net income (loss)
      per share(3)(5)...........................   2,871        5,771       14,122    14,193    14,429      14,247    15,126


                                                                                               MARCH 30, 1996
                                                                                         ---------------------------
                                                                                          ACTUAL      AS ADJUSTED(6)
                                                                                         --------     --------------
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents..........................................................  $  1,959        $ 49,384
    Working capital....................................................................     2,967          50,392
    Total assets.......................................................................     4,608          52,033
    Accumulated deficit................................................................   (44,661)        (44,661)
    Total shareholders' equity.........................................................     3,541          50,966


- ---------------
(1) Based on shares outstanding as of March 30, 1996. Excludes (i) 1,631,240 shares issuable upon exercise of options outstanding as of March 30, 1996 at a weighted average exercise price of $5.37 per share, (ii) 666,667 shares issuable upon exercise of warrants outstanding as of March 30, 1996 at an exercise price of $0.003 per share and (iii) 250,000 shares issuable upon exercise of warrants to be issued to the representatives of the Underwriters in connection with the Offering at an exercise price equal to 120% of the Offering price (the "Representatives' Warrants"). See "Management -- Benefit Plans," "Description of Capital Stock," "Underwriting" and Note 9 of Notes to Consolidated Financial Statements.

(2) Includes an approximately $1,890,000 extraordinary gain on debt restructuring.

(3) Assumes the one-for-three reverse split of the Company's Common Stock to be effected prior to the Offering.

(4) Includes reduction of approximately $583,000 for accrued but unpaid Preferred Stock dividends.

(5) See Note 2 of Notes to Consolidated Financial Statements.

(6) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company at an assumed Offering price of $21.00 per share and after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THESE FACTORS MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY IN THIS PROSPECTUS.

     CURRENT FINANCIAL CONDITION; REQUIREMENT FOR ADDITIONAL FUNDS. The Independent Auditors' Report and Note 1 of Notes to the Consolidated Financial Statements included elsewhere in this Prospectus indicate that there are conditions which raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to secure additional financing as contemplated by this Offering, improve the profitability of its product lines and develop new sources of revenue including new products. The Company anticipates the net proceeds of this Offering, together with its working capital, will be sufficient to meet its present operating and capital requirements at least through the end of 1997, but that it may need substantial additional funds to continue operations thereafter. The Company's future liquidity and capital requirements will depend upon numerous factors, including the progress of clinical trials, the timing and cost of future filings with, and obtaining approval from, the FDA and foreign government authorities, the timing and cost of product introductions, the cost of developing marketing and distribution capabilities assuming the required regulatory approvals are received, and market acceptance of the Company's products. The Company anticipates that it will seek additional funds primarily through public or private offerings of debt or equity securities. There can be no assurance that additional financing will be available on acceptable terms, if at all. The unavailability of such financing could delay research and development, regulatory approval, manufacturing or marketing of some or all of the Company's products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     LACK OF PROFITABILITY; EXPECTED FUTURE LOSSES. The Company was formed in 1976 and has reported a loss from operations in all but one year of its existence. As of March 30, 1996, the Company's accumulated deficit was approximately $44,700,000. Thoratec has generated limited revenues to date from the sale of the VAD System and VAG products and expects to continue to incur substantial additional losses until it can achieve substantial product revenues. Furthermore, the Company expects that its expenses will increase as a result of increased research and development, preclinical and clinical testing, and selling, general and administrative expenses. Although sales of the VAD System as a bridge to heart transplant have commenced in the U.S., sales of the Company's other products in the U.S. cannot begin until the products have received FDA approval, which may not occur for several years, if at all. There can be no assurance that any other products of the Company will be approved, can be successfully commercialized or that the Company will achieve significant revenues from sales of such products. In addition, there can be no assurance that the Company will achieve profitability in the future. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     NO ASSURANCE OF MARKET ACCEPTANCE. The commercial success of the Company's current and future products will require acceptance by cardiovascular and vascular surgeons, and interventional cardiologists. Such acceptance will depend on clinical results and the conclusion by these physicians that the products are safe, cost-effective and acceptable alternative methods of treatment. There can be no assurance that the Company's products will provide benefits considered adequate by providers of cardiovascular and vascular treatments or that a sufficient number of such providers will use the Company's products for commercial success to be achieved. In addition, because the Company's products are based on innovative technologies and, in some cases, represent new methods of treatment, there may be greater reluctance to accept these products than would occur with products utilizing established technologies or methods of treatment. Even if the safety and efficacy of these products are established, physicians may elect not to use them for a number of reasons including the high cost of equipment and training associated with the use of the Company's products or unfavorable reimbursement from healthcare payors. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

     A limited number of cardiovascular and vascular surgeons, and interventional cardiologists influence medical device selection and purchase decisions for a large portion of the target cardiac patient population. The Company has developed working relationships with cardiac surgeons and cardiologists at a number of leading medical centers in connection with the development of the VAD System. In addition, surgical teams at these medical institutions have performed clinical trials to support the Company's applications to be filed with the FDA. A continuing working relationship with these and other physicians and medical centers will be important to the commercial acceptance of the VAD System and future circulatory support and graft products. No assurance can be given that existing relationships and arrangements can be maintained or that new relationships will be established in support of the Company's circulatory support and graft technology. Furthermore, economic, psychological, ethical and other concerns may limit general acceptance of ventricular assist devices. See "Business -- Thoratec Products and Products Under Development" and "-- Sales and Marketing."

     SUBSTANTIAL DEPENDENCE ON LIMITED PRODUCT LINE; DEPENDENCE ON DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS. To date, substantially all of the Company's revenues have resulted from sales of the VAD System. The Company expects sales from the VAD System worldwide and limited sales of the VAG products in certain international markets outside of the U.S. to account for a significant portion of the Company's near-term revenues. As a result, factors adversely affecting the pricing of or demand for such products such as market acceptance, competition or technological change could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of the Company's products under development. Existing preclinical and clinical data relating to the Company's products under development are very limited. Prior to any commercial use, the products and technologies currently under development by the Company will require significant additional research and development efforts, extensive preclinical and clinical testing and regulatory approval. New product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could slow or prevent the successful completion of the Company's products and technology development efforts. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, regulatory approval, introduction or market acceptance of these products. See "Business -- Thoratec Products and Products Under Development."

     LIMITED SALES AND MARKETING EXPERIENCE; DEPENDENCE UPON
DISTRIBUTORS. Thoratec intends to market the VAD System and, if regulatory approval is obtained, other circulatory support products and certain of its graft products in the U.S. either through a small direct sales force or through distribution arrangements with third parties. The Company currently has limited sales and marketing capabilities, and expects to expend substantial resources in 1996 and 1997 to increase its sales and marketing capability in the U.S. In order to market the Company's products effectively, such sales staff will need to develop significant technical expertise. There can be no assurance that the Company will be able to recruit and train adequate sales and marketing personnel or that such sales and marketing efforts will be successful. In addition, Thoratec competes with other companies that have extensive and well-funded sales and marketing organizations. There can be no assurance that Thoratec's sales and marketing staff will compete successfully against such other companies. The Company intends to continue to rely on distributors for international sales of the VAD System and its graft products, and for sales of the VAG in the U.S. if regulatory approval is received. Any international sales by the Company may be subject to certain risks, including exchange rate fluctuations, international monetary conditions, tariffs, import licenses, trade policies, domestic and foreign tax policies and foreign medical regulations. To the extent the Company relies on distributors, its success will depend upon the efforts of others, over which it may have little control. The loss of, or lack of performance by, distributors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

     COMPETITION. Competition from medical device companies and medical device subsidiaries of healthcare and pharmaceutical companies is intense and expected to increase. Many of the Company's competitors have substantially greater financial, technical, distribution and marketing resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in obtaining regulatory approvals for medical devices. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company. Furthermore, many of these competitors have superior manufacturing capabilities, and such competitors may be able to manufacture products more efficiently and at a lower cost than the Company and, therefore, offer comparable products at a lower cost.

     Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing, receive regulatory approval and manufacture and sell commercial quantities of products are expected to be important competitive factors. The Company believes that the primary competitive factors in the market for ventricular assist devices are impact on patient outcomes, product performance, quality and cost-effectiveness, and that the primary competitive factors for vascular graft products are biocompatibility, patency, reliability, cost, suturability and ease of use. The Company also believes that physician relationships and customer support are important competitive factors. See "Business -- Competition."

     U.S. GOVERNMENT REGULATIONS. The research and development, manufacturing, marketing and distribution of the Company's products in the U.S. are governed by the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (the "FDC Act and Regulations"). The FDA administers the FDC Act and Regulations, and the Company is subject to inspection by the FDA for compliance with such regulations and procedures. The process of obtaining FDA approval is lengthy and uncertain. In order for the Company to market future products in the U.S., the Company must obtain clearance from the FDA of a 510(k) premarket notification or approval of a more extensive submission known as a PMA. The Company is also subject to the FDA's current Good Manufacturing Practice ("cGMP") and Good Laboratory Practice ("GLP") regulations. These regulations require that the Company manufacture its products and maintain its records in a prescribed manner. The FDA periodically inspects the Company's facilities for compliance with cGMP.

     Under FDA requirements, if a manufacturer can establish that a newly developed device is "substantially equivalent" to a device marketed prior to 1976, the manufacturer may seek marketing clearance by filing a 510(k) premarket notification with the FDA. The 510(k) premarket notification must be supported by data establishing the claim of substantial equivalence to the satisfaction of the FDA. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. If substantial equivalence cannot be established, or if the FDA determines that the device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sale and marketing of the device in the U.S. The process of obtaining approval for a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several or more years from the date of FDA submission, but it could take longer. Both a 510(k) and a PMA, if accepted or approved, may include significant limitations on the indicated uses for which a product may be marketed. FDA enforcement policy strictly prohibits the promotion of approved medical devices for unapproved indications. In addition, product approvals can be withdrawn for failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial marketing.

     In December 1995 the Company received FDA approval to market the VAD System in the U.S. as a bridge to heart transplant. The same system continues to be sold in the U.S. for controlled clinical use under an IDE for recovery of the natural heart. The Company anticipates filing a PMA Supplement with the FDA in early 1997 for the postcardiotomy recovery indication. The Company also plans to file an IDE application for the TLC-II in mid-1997. All of the Company's other circulatory support products are in preclinical development. The Company anticipates filing an IDE application for the VAG in the first half of 1997 and expects to file a 510(k) premarket notification after the clinical data is gathered. However, there can be no assurance that such filings will be made, or that the filings will be accepted or products will be approved by the FDA. The Company will need to complete extensive preclinical testing before an IDE application can be filed for the CABG graft. The PMA application required for the CABG graft will need to include the results of extensive clinical studies and manufacturing information.

     There can be no assurance that the FDA will act favorably or quickly in its review of the Company's 510(k) submissions or PMA applications, and significant difficulties and costs may be encountered by the Company in its efforts to obtain FDA clearance that could delay or preclude the Company from selling its graft or additional circulatory support products in the U.S. Furthermore, there can be no assurance that the FDA will not limit the intended use of the Company's products as a condition of 510(k) acceptance or PMA approval. Further, if the Company proposes modifications to a product after FDA clearance of a 510(k) premarket notification or approval of a PMA, including changes in indications (as is the case with the VAD System) or other significant modifications to labeling or manufacturing, the Company will be required to obtain additional approvals from the FDA. Failure to receive or delays in receipt of FDA clearances or approvals, including the need for extensive clinical trials or additional data as a prerequisite to clearance or approval, or any FDA limitations on the intended use of the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Thoratec Products and Products Under Development" and "-- Government Regulation -- U.S. Regulations."

     INTERNATIONAL REGULATIONS. A significant percentage of the Company's product revenues are derived from sales outside the U.S., and distribution of the Company's products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, and the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In addition, the export by the Company of certain of its products which have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     In order to sell its products in Europe, the Company is required to receive a "CE" mark certification, an international symbol of quality and compliance with applicable European medical device directives. The Company has received a CE mark for the VAD System and is pursuing CE mark certification for the VAG and TLC-II. Failure to receive a CE mark certification for subsequently developed products will prohibit the Company from selling such products in Europe and would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in meeting such certification requirements for its future products.

     To position itself for access to European and other international markets, Thoratec also sought and obtained certification under the International Standards Organization (the "ISO") 9000 Series of Standards. ISO 9000 is a set of integrated requirements which, when implemented, form the foundation and framework for an effective quality management system. Commencing in 1998, all companies will be required to obtain ISO 9001 certification in order to market new medical devices in Europe and such certification will be a prerequisite of obtaining additional CE marks. There can be no assurance that the Company will be successful in obtaining such certification. See "Business -- Government Regulation -- Foreign Regulations."

     RISK OF TECHNOLOGICAL OBSOLESCENCE. The medical device industry is characterized by rapid and significant technological change. There can be no assurance that third parties will not succeed in developing or marketing technologies and products that are more effective than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Additionally, new surgical procedures and medications could be developed that replace or reduce the importance of current procedures that use the Company's products. Accordingly, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products, or modification of existing products. There can be no assurance that the Company will be successful in these efforts.

     LIMITED MANUFACTURING CAPABILITY. The Company currently manufactures its biomaterials and the VAD System at its Berkeley, California facility and the VAG at its facility in Ottawa, Canada. To date, the Company's manufacturing activities have consisted primarily of manufacturing limited quantities of the VAD System and the VAG for international sale and clinical trials in the U.S. Although the Company believes that it currently has the ability to produce sufficient quantities of the VAD System and the VAG to support its current needs and its needs for early-stage clinical trials of the TLC-II, MVAD and certain of its graft products, it will need to acquire additional manufacturing facilities and improve its manufacturing technology in order to meet the volume and cost requirements for significant commercial sales of these products. In addition, the Company does not have experience in manufacturing its products in the commercial quantities that might be required if the Company successfully receives FDA approval of several or all of the products currently under development. The failure to acquire additional manufacturing facilities or to develop the necessary manufacturing expertise would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the manufacture of the Company's products is complex and costly, involving a number of separate processes and components. Certain manufacturing processes of the VAD System are labor intensive, and achieving significant cost reductions will depend in part upon reducing the time required to complete these processes. There can be no assurance that the Company will be able to achieve cost reductions in the manufacture of its products. In addition, manufacturers often encounter difficulties in scaling up manufacturing of new products, including problems involving product yields, quality control and assurance, component and service availability, adequacy of control policies and procedures and lack of qualified personnel. The Company has and will continue to consider as appropriate the internal manufacture of components currently provided by third parties, as well as the implementation of new production processes. There can be no assurance that Thoratec will be able to obtain or manufacture such products in a timely fashion at acceptable quality and prices, that it or its suppliers can comply with cGMP or GLP requirements, or that it or its suppliers will be able to manufacture an adequate supply of products. See "Use of Proceeds" and "Business -- Manufacturing."

     DEPENDENCE ON THIRD PARTIES FOR SUPPLIES. Thoratec depends on single source suppliers for certain of the raw materials used in the manufacture of its products. The Company also utilizes materials and component parts supplied by third parties in its products. In the event the Company must obtain alternative sources for key raw materials or component parts, there can be no assurance that such materials or component parts will be available for purchase from alternative suppliers, that alternative suppliers will agree to supply the Company, that the Company's use of such suppliers would be approved by the FDA, or if unavailable, that the Company would have the expertise or resources necessary to produce such materials or component parts internally. As such, any interruption in supply of raw materials or component parts could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply is located and, therefore, could have a material adverse effect on its business, financial condition and results of operations. In 1995 the supplier of mechanical valves for the VAD System stopped production. Although the Company purchased a supply of these valves that it believes will satisfy its needs through 1997 and is taking steps to secure a new supplier, there can be no assurance that a new source of supply will be available when necessary. The Company will also need to qualify a replacement valve or a new vendor for the current valves with the FDA, the failure of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

     UNCERTAINTY RELATED TO HEALTHCARE REIMBURSEMENT FOR THE VAD
SYSTEM. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products such as the VAD System. Government and other third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic products and by refusing in some cases to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. To date neither the Health Care Financing Administration ("HCFA"), the federal agency responsible for determining whether, and to what extent, medical products and procedures are reimbursable under Medicare and Medicaid, nor any private insurer, has determined to reimburse the costs of the VAD System on a consistent basis or as a matter of policy. The Company cannot predict whether the VAD System will be formally approved for reimbursement and cannot predict the effect the changes in the healthcare system may have on the reimbursability of future products. Failure to obtain such reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Third Party Reimbursement and Cost Containment."

     PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology, products and manufacturing processes. The Company relies on patents, trade secrets and know-how to maintain its competitive position. The Company has been issued or has licensed a number of U.S. and foreign patents covering its core biomaterials technology and its graft technologies. In addition, many other U.S. and foreign patent applications have been filed. Aside from the biomaterials patents mentioned above, which are utilized in the VAD blood pump and cannulae, the VAD System is not protected by any patents. The Company does not believe that this lack of patent protection will have a material adverse effect on the Company or its ability to sell the VAD System because of the lengthy regulatory period required to obtain approval of a ventricular assist device. The Company is not aware of any ventricular assist devices currently approved by the FDA or undergoing clinical trials based on the Company's product design. There can be no assurance that any existing or future patent applications by the Company will result in issued patents or that any current or future issued or licensed patents, trade secrets or know-how will afford sufficient protection against competitors with similar technologies or processes, or that any patents issued will not be infringed upon or designed around by others. In addition, there can be no assurance that others will not independently develop proprietary technologies and processes which are the same as or substantially equivalent to those of the Company. Further, there can be no assurance that the Company will not infringe prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. The Company could incur substantial costs in defending itself in suits brought against it on such patents or in bringing suits to protect the Company's patents or patents licensed by the Company against infringement. The Company also protects its proprietary technology and processes in part by confidentiality agreements with its licensees, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors. See "Business -- Patents and Proprietary Rights."

     EXPOSURE TO CLAIMS. The Company's business exposes it to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of human medical devices. The Company maintains only a limited amount of product liability insurance but will seek to obtain additional product liability insurance as its products are commercialized. The Company also maintains commercial general and property insurance. The Company's insurance policies generally must be renewed on an annual basis. There can be no assurance that the Company will be able to maintain or increase such insurance on acceptable terms or at reasonable costs, or that such insurance will provide the Company with adequate coverage against potential liabilities. A successful claim brought against the Company in excess of, or outside of, its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, regardless of their merit or potential outcome, may also have a material adverse effect on the Company's ability to obtain physician endorsement of its products or expand its business.

     ATTRACTION AND RETENTION OF KEY EMPLOYEES. The Company's future business and operating results will depend in significant part on the continued contributions of principal members of its management and scientific staff, the loss of any of whose services might adversely impact the achieve-ment of planned development and product introduction objectives. In addition, the Company's anticipated growth and product introductions will require additional expertise in the areas of clinical testing, government approvals, finance, engineering and marketing, all of which will place increased demand on the Company's resources. These demands are expected to require the addition of new management personnel, particularly in the regulatory and finance areas, and the development of additional expertise by existing management personnel. Recruiting and retaining qualified personnel to perform these functions will be critical to the Company's success. Competition for such personnel is intense and there can be no assurance that the Company will be able to recruit and retain such individuals on acceptable terms given the competition for experienced personnel from numerous medical device, healthcare and pharmaceutical companies and academic and other research institutions. The loss of key employees, the Company's inability to attract and retain skilled employees, as needed, or the failure to acquire or develop necessary expertise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management -- Executive Officers and Directors."

     RISK OF HEALTHCARE REFORM. There are widespread efforts to control healthcare costs in the U.S. on the federal, state and local levels. The Company anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods. To date, several of the proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments. If enacted into law, any of these proposals could affect the amount of reimbursement payments that are made to hospitals and physicians and, in turn, demand for the Company's products. Due to uncertainty regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on the Company. There can be no assurance that such reforms, if enacted, or administrative responses to budgetary constraints, will not have a material adverse effect on the Company's business, financial condition and results of operations.

     CONTROL BY EXISTING SHAREHOLDERS. Following this Offering, the Company's employees, executive officers, directors and their affiliates will beneficially own or control approximately 22.0% of the Company's outstanding shares of Common Stock (assuming exercise of shares issuable upon the exercise of options vested or vesting within sixty days of March 30, 1996), and COBE Laboratories, Inc. ("COBE") will own approximately 20.5% of the Company's outstanding shares of Common Stock. As a result, this group will have the ability to exert significant influence over the Company's Board of Directors, and exert substantial influence over the Company and its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders."

     SHARES ELIGIBLE FOR FUTURE SALE. Prior to the Offering, the Company's Common Stock has been thinly traded and there can be no assurance that an active trading market for the Company's Common Stock will develop. Future sales of substantial amounts of the Company's Common Stock in the public market following this Offering could adversely affect the market price of the Company's Common Stock. Several of the Company's principal shareholders hold a significant portion of the Company's outstanding Common Stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of the Common Stock. Immediately after the Offering, 16,878,067 shares of Common Stock, including the 2,500,000 shares of Common Stock offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option), will be freely tradeable without restriction (unless subject to a "lock-up" agreement as described below). Certain shareholders of the Company, including the officers, directors and certain employees and affiliates have entered into contractual "lock-up" agreements with respect to an aggregate of 12,866,605 shares of Common Stock generally providing that they will not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell, grant an option to purchase or right to acquire any option to dispose of or otherwise transfer or dispose of the shares of Common Stock of the Company or any securities exercisable for or convertible into the Company's Common Stock owned by them for a period of

180 days after the effective date of this Prospectus without the prior written consent of Vector Securities International, Inc., as representative of the Underwriters (the "Representative"). Taking into account the lock-up agreements and assuming the Representative does not release shareholders from these agreements, 180 days after the effective date of the Prospectus, 7,639,984 shares will be eligible for sale subject to certain volume, manner of sale and other limitations under Rule 144. The holders of approximately 1,197,000 shares of the Company's Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933. As of March 30, 1996, there were outstanding options and warrants to purchase 2,297,907 shares of Common Stock. See "Management -- Benefit Plans," "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     BROAD DISCRETION IN ALLOCATION AND USE OF PROCEEDS. Although the Company expects to use approximately $10,500,000 of the net proceeds of this Offering to scale-up and validate a new manufacturing facility, to expand research and development and to expand sales and marketing capabilities, the Company has not yet identified the specific amounts and uses of approximately $36,925,000 of the net proceeds. The Company's Board of Directors and management will, therefore, retain broad discretion as to the allocation of a significant portion of the net proceeds of this Offering. See "Use of Proceeds."

     ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation allow the Company to issue up to 2,500,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such Preferred Stock without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate transactions, may also have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting or other rights of the holders of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. See "Description of Capital Stock -- Preferred Stock" and "-- Provisions of Articles of Incorporation Affecting Shareholders."

     VOLATILITY OF STOCK PRICE. The price of the Company's Common Stock has been, and is likely to continue to be, highly volatile. Future announcements concerning the Company or its competitors, quarterly variations in operating results, introduction of new products or changes in product pricing policies by the Company or its competitors, acquisition or loss of significant customers, partners, distributors and suppliers, changes in earnings estimates by analysts, regulatory developments, or fluctuations in the economy or general market conditions, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock markets in general, and the market for shares of healthcare stocks in particular, have experienced extreme price and volume fluctuations in recent years which has frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Company's Common Stock will not decline below the Offering price or that it will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance. See "Price Range of Common Stock."

     ABSENCE OF DIVIDENDS. The Company has never paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

     DILUTION. The Offering price is substantially higher than the net tangible book value per share of the Company's Common Stock. Investors purchasing shares of Common Stock in this Offering will, therefore, incur immediate and substantial net tangible book value dilution. Additional dilution may result from the exercise of outstanding options or warrants. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $47,425,000 ($54,748,750 if the Underwriters' over-allotment option is exercised in full), based on an assumed Offering price of $21.00 per share, and after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering. The Company intends to use approximately $5,000,000 to scale-up and validate a new manufacturing facility, $3,000,000 to expand research and development on the TLC-II and graft products and $2,500,000 to expand sales and marketing capabilities. Remaining net proceeds are expected to be used for working capital and general corporate purposes. Proceeds may also be used to acquire businesses, or acquire or license technologies or products that expand or complement the business of the Company, although no such transactions are being negotiated as of the date of this Prospectus. See "Risk Factors -- Broad Discretion in Allocation and Use of Proceeds."

     The actual amounts of the net proceeds of the Offering expended for each purpose may vary significantly depending upon many factors, including the status of the development of the Company's products, the time and costs involved in obtaining regulatory approvals, and competing technological and market developments. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing investment grade securities or in short-term bank deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company is currently traded over the counter and on The Boston Stock Exchange. The Company has applied for inclusion of the Common Stock on the Nasdaq National Market under the symbol "THOR." On May 9, 1996, the last reported bid price of the Common Stock was $21.00. The following table sets forth the quarterly high and low bid prices for the Common Stock. All stock prices assume the one-for-three reverse split of the Company's Common Stock to be effected prior to the Offering.

                                                                  HIGH           LOW
                                                                 ------         ------
        1994
          First Quarter                                          $ 9.00         $ 5.44
          Second Quarter                                           9.00           5.25
          Third Quarter                                            8.25           6.19
          Fourth Quarter                                           8.25           6.56
        1995
          First Quarter                                          $ 6.75         $ 4.88
          Second Quarter                                           6.75           5.25
          Third Quarter                                           10.50           5.63
          Fourth Quarter                                          15.75          10.50
        1996
          First Quarter                                          $21.75         $14.63
          Second Quarter (through May 9, 1996)                    21.75          16.88

     On March 30, 1996, there were approximately 920 registered holders of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the development and growth of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of March 30, 1996, (i) the actual capitalization of the Company and (ii) such capitalization as adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed Offering price of $21.00 per share and the receipt of the estimated net proceeds therefrom.


                                                                         MARCH 30, 1996
                                                                  -----------------------------
                                                                     ACTUAL        AS ADJUSTED
                                                                  ------------     ------------
Shareholders' equity:
  Preferred Stock, no par value, 2,500,000 shares authorized; no
     shares issued and outstanding..............................  $         --     $         --
  Common Stock, no par value, 100,000,000 shares authorized;
     15,575,352 shares issued and outstanding, actual; and
     18,075,352 shares issued and outstanding, as adjusted
     (1)........................................................    45,855,762       93,280,762
Additional paid-in capital......................................     2,348,689        2,348,689
Accumulated deficit.............................................   (44,660,831)     (44,660,831)
Cumulative translation adjustment...............................        (2,727)          (2,727)
                                                                  ------------     ------------
Total shareholders' equity......................................  $  3,540,893     $ 50,965,893
                                                                  ============     ============


- ---------------
(1) Excludes as of March 30, 1996: (i) 1,631,240 shares of Common Stock issuable upon exercise of options outstanding at a weighted average exercise price of $5.37 per share; (ii) 548,508 shares of Common Stock reserved for issuance upon exercise of options that may be granted in the future under the Company's 1993 Stock Option Plan and 1996 Stock Option Plan; (iii) 150,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1996 Nonemployee Directors Stock Option Plan; and (iv) 666,667 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $0.003 per share. See "Management -- Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of March 30, 1996 was $3,522,000, or $.23 per share. Net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed Offering price of $21.00 per share, and after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering, the net tangible book value of the Company as of March 30, 1996 would have been approximately $50,947,000 or $2.82 per share. This represents an immediate increase in net tangible book value of $2.59 per share to existing shareholders and an immediate dilution of net tangible book value of $18.18 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:

    Assumed Offering price per share....................................            $21.00
      Net tangible book value per share as of March 30, 1996............  $ .23
      Increase per share attributable to new investors..................   2.59
                                                                          -----
    Net tangible book value per share after the Offering................              2.82
                                                                                     -----
    Dilution per share to new investors.................................            $18.18
                                                                                     =====

     The foregoing computations assume no exercise of the Underwriters' over-allotment option or the Representatives' Warrants and no exercise of outstanding options or warrants after March 30, 1996. As of March 30, 1996, options to purchase 1,631,240 shares of Common Stock were outstanding at a weighted average exercise price of $5.37 per share and warrants to purchase 666,667 shares of Common Stock were outstanding at an exercise price of $0.003 per share. In addition, 548,508 shares of Common Stock are reserved for issuance upon exercise of options that may be granted in the future under the Company's 1993 Stock Option Plan and 1996 Stock Option Plan, and 150,000 shares of Common Stock are reserved for issuance upon exercise of options that may be granted under the Company's 1996 Nonemployee Directors Stock Option Plan. The exercise of such options and warrants will result in further dilution to new investors. See "Management -- Benefit Plans," "Description of Capital Stock -- Warrants," "Underwriting," and Note 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the five fiscal years ended December 30, 1995, are derived from the financial statements of the Company. The Company has a 52 - 53 week fiscal year that ends on the Saturday closest to December 31. The consolidated financial statements as of the fiscal years ended 1994 and 1995, and for each of the years in the three-year period ended December 30, 1995, and the independent auditors' report thereon, are included elsewhere in this Prospectus. The Consolidated Statement of Operations data for the year ended December 1993 is also included elsewhere in this Prospectus. The Consolidated Statements of Operations data for the years ended December 1991 and 1992 and the Consolidated Balance Sheets data for December 1991, 1992 and 1993 are derived from audited consolidated financial statements not included in this Prospectus. The Consolidated Statements of Operations data for the three months ended April 1, 1995 and March 30, 1996 and the Consolidated Balance Sheet data as of March 30, 1996, are derived from unaudited consolidated financial statements which are included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 28, 1996. The data set forth below should be read in conjunction with the Consolidated Financial Statements and related Notes thereto appearing elsewhere in this Prospectus.

                                                                                                                 THREE MONTHS
                                                                 YEAR ENDED DECEMBER                              ENDED MARCH
                                             ------------------------------------------------------------     -------------------
                                               1991         1992         1993         1994         1995        1995        1996
                                             --------     --------     --------     --------     --------     -------     -------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
    Revenue:
      Product sales -- net.................  $  2,361     $  3,439     $  3,791     $  2,764     $  3,489     $   939     $ 1,302
      Other................................       427          294          142           24           59          10          38
                                               ------      -------      -------      -------      -------     -------     -------
        Total revenue......................     2,788        3,733        3,933        2,788        3,548         949       1,340
    Costs and expenses:
      Cost of products sold................     1,032        1,667        2,033        1,576        1,972         442         822
      Research and development.............       798        1,007        1,478        1,360        1,984         336         605
      Selling, general and
        administrative.....................     1,054        1,125        1,147        1,456        1,298         314         733
      Other................................       344          394            0           43          188          46         424
                                               ------      -------      -------      -------      -------     -------     -------
        Total costs and expenses...........     3,228        4,193        4,658        4,435        5,442       1,138       2,584
                                               ------      -------      -------      -------      -------     -------     -------
    Net income (loss)......................  $   (440)    $  1,430(1)  $   (725)    $ (1,647)    $ (1,894)    $  (189)    $(1,244)
                                               ======      =======      =======      =======      =======     =======     =======
    Net income (loss) per share(2).........  $   (.36)(3) $    .25(1)  $   (.05)    $   (.12)    $   (.13)    $  (.01)    $  (.08)
                                               ======      =======      =======      =======      =======     =======     =======
    Shares used in computing net income
      (loss) per share(2)(4)...............     2,871        5,771       14,122       14,193       14,429      14,247      15,126

                                                                    YEAR END DECEMBER
                                               ------------------------------------------------------------         MARCH 30,
                                                 1991         1992         1993         1994         1995             1996
                                               --------     --------     --------     --------     --------     -----------------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
    Cash and cash equivalents................  $    418     $  2,675     $  1,215     $  1,026     $  1,646         $   1,959
    Working capital..........................       294        2,962        2,106        2,025        2,808             2,967
    Total assets.............................     1,664        4,188        3,599        3,605        4,380             4,608
    Long-term debt...........................     5,681            0            0        1,675        1,675                --
    Accumulated deficit......................   (40,580)     (39,150)     (39,875)     (41,522)     (43,416)          (44,661)
    Total shareholders' equity...............    (5,155)       3,309        2,637        1,057       (1,663)            3,541

- ---------------

(1) Includes an approximately $1,890,000 extraordinary gain on debt restructuring.

(2) Assumes the one-for-three reverse split of the Company's Common Stock to be effected prior to the Offering.

(3) Includes reduction of approximately $583,000 for accrued but unpaid Preferred Stock dividends.

(4) See Note 2 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Thoratec develops, manufactures and markets medical devices for circulatory support and vascular graft applications. The Company's first product, the VAD System, is being marketed in the U.S. and internationally for use as a bridge to heart transplant, and is currently the only device approved by the FDA that can provide left, right or biventricular support for this indication. The Company is pursuing additional indications for the VAD System and is developing other circulatory support products for patients suffering from heart failure. The Company is also developing vascular grafts for hemodialysis and coronary artery bypass surgery. These products utilize the Company's proprietary biomaterials, which provide improved thromboresistance, biocompatibility, patency and durability.

     Thoratec has experienced operating losses in all but one year since its inception in 1976. The Company incurred a net loss of $1,244,377 in the first quarter of 1996 and incurred net losses of $1,894,166, $1,646,898 and $725,087 for the fiscal years ended December 1995, 1994 and 1993, respectively. As of March 30, 1996, the Company had an accumulated deficit of $44,660,831. The Company expects to continue to incur substantial additional losses until it can achieve substantial product revenues.

RESULTS OF OPERATIONS

  FISCAL QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995

     Product Sales. Product sales in the first quarter of 1996 were $1,301,649 compared to $939,101 in the first quarter of 1995. The $362,548, or 39%, increase is primarily the result of increased sales of the VAD System in the U.S. following FDA approval resulting from the efforts of a direct sales organization in late 1995 and early 1996. Domestic sales increased $387,173, or 96%, from $405,472 in the first quarter of 1995 to $792,645 in the first quarter of 1996.

     Other. Other income in the first quarter of 1996 was $38,621 compared to $9,770 in the first quarter of 1995. The $28,851 increase is due primarily to $22,083 of income received through a government project grant supporting the development of the MVAD commencing in the fourth quarter of 1995 and a $6,048 increase in interest earned on higher cash balances generated by the exercise of warrants at the beginning of 1996.

     Cost of Products Sold. Cost of products sold in the first quarter of 1996 was $821,899 compared to $442,464 in the first quarter of 1995. The $379,435, or 86%, increase was primarily due to higher sales volume in 1996 and approximately $100,000 incurred to upgrade existing investigational center equipment.

     Research and Development. Research and development expenses in the first quarter of 1996 were $605,587 compared to $335,614 in the first quarter of 1995. The $269,973, or 80%, increase was due to increased costs associated with the development of the TLC-II and vascular graft products.

     Selling, General and Administrative. Selling, general and administrative expenses in the first quarter of 1996 were $733,055 compared to $313,936 in the first quarter of 1995. The $419,119 increase is principally the result of a $212,000 increase in marketing costs associated with establishing a domestic sales and marketing organization, an $88,000 increase in recruiting costs for both marketing and administrative personnel and a $120,000 increase in general and administrative costs needed to support expected growth in 1996.

     Interest and Other Expense. Interest expense in the first quarter of 1996 was $45,811 compared to $45,884 in the first quarter of 1995. Interest expense is comprised of interest accrued on $1,675,000 of convertible notes sold in a private placement in October 1994. In the first quarter of 1995, all of the notes were outstanding and accruing interest. In the first quarter of 1996, all of the notes were converted into 342,537 shares of Common Stock and accrued interest through the first quarter of 1996 was paid. In addition, the Company recorded a $378,000 noncash debt conversion expense in the first quarter of 1996, representing the amount of value given up by the Company in order to induce early exercise of the related warrants.

  FISCAL YEARS ENDED DECEMBER 1995, 1994 AND 1993

     Product Sales. Product sales in 1995 were $3,488,599, compared to $2,763,632 in 1994 and $3,790,614 in 1993. 1995 product sales were $724,967, or
26%, higher than product sales in 1994 as a result of a 58% increase in international sales of the VAD System which offset a concurrent 20% decrease in sales of vascular access grafts. In 1995, domestic sales of the VAD System increased 6% as a result of increased usage at existing IDE sites. No new centers were started in the U.S. in 1995, pending receipt of FDA approval of the VAD System. Product sales in 1994 were $1,026,982, or 27%, lower than product sales in 1993. This decrease is primarily the result of a decrease in international sales of the VAD System due to a delay in starting new centers. The COBE affiliated distributors in Europe accounted for $877,000, or 85%, of the total decrease as they reduced their inventory purchases in response to slower sales. Subsequent to the 1994 year end, Thoratec signed an agreement with Arrow International Incorporated ("Arrow") to take over distribution in most of the COBE territories starting Spring 1995.

     Other. Other income in 1995 was $59,326 compared to $24,357 in 1994 and $142,465 in 1993. Other income in 1995 was $34,969 higher than other income in 1994 due to a $26,135 increase in interest earned on higher average cash balances and $8,834 of income received through a government project grant supporting the development of the MVAD commencing in the fourth quarter of 1995. Other income in 1994 was $118,108, or 83%, lower than other income in 1993 due to $24,781, or 50%, lower interest income as a result of lower average cash balances in 1994 and $93,000 of income recognized in 1993 from COBE in support of research.

     Cost of Products Sold. Cost of products sold in 1995 was $1,972,467 compared to $1,575,524 in 1994 and $2,033,126 in 1993. Cost of products sold was $396,943, or 25%, higher in 1995 than cost of products sold in 1994 due to 26% higher sales volume in 1995. Cost of products sold in 1994 were $457,602, or 23%, lower than cost of products sold in 1993. The decrease is due to 27% lower product sales, partially offset by a change in the mix of sales between domestic and international. Domestic sales which generally have a higher gross margin, were 35% of total sales in 1993 and 52% of total sales in 1994.

     Research and Development. Research and development expenses in 1995 were $1,984,101 compared to $1,360,253 in 1994 and $1,478,448 in 1993. 1995 research and development expenses were $623,848, or 46%, higher than research and development expenses in 1994 due principally to increased spending on the development of the TLC-II. 1994 research and development expenses were $118,195, or 8%, lower than research and development expenses in 1993 due to the high costs in 1993 associated with the Company's preparation of its PMA application for the VAD System.

     Selling, General and Administrative. Selling, general and administrative expenses in 1995 were $1,297,815 compared to $1,455,714 in 1994 and $1,146,061 in 1993. Selling, general and administrative expenses in 1995 were $157,899, or 11%, lower than in 1994. This decrease is primarily the net result of a $57,117 increase in marketing expenses in 1995 in preparation for the commercial introduction of the VAD System and a decrease of $146,598 in spending in 1995 for outside professional services used for various corporate projects. Selling, general and administrative expenses in 1994 were $309,653, or 27%, higher than in 1993, due primarily to higher general and administrative expenses in 1994 related to the private placement of convertible notes and warrants, to expenses associated with the Company's annual meeting and fund raising activities.

     Interest Expense. Interest expense in 1995 was $184,886 compared to $43,396 in 1994 and $531 in 1993. Interest expense in 1995 was $141,490 higher than in 1994 as a result of interest accrued on the $1,675,000 of convertible notes sold in October 1994. Interest expense in 1994 was $42,865 higher than in 1993 for the same reason.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 30, 1996, the Company had available working capital of $2,967,000 compared with $2,807,000 at the end of 1995. The increase in working capital was primarily due to proceeds received upon exercise of warrants to purchase Common Stock partially offset by the loss from operations. Concurrent with the warrant exercise, all $1,675,000 of convertible notes were converted into Common Stock. Receivables and inventory were essentially unchanged from the 1995 year end. Prepaid expenses and accounts payable decreased due principally to scheduled receipts of prepaid inventory items and reduction in related payables. In the first quarter of 1996, the Company financed its operations with its own cash reserves and with proceeds received from the exercise of Common Stock warrants.

     Note 1 of Notes to the Consolidated Financial Statements indicate that there are conditions which raise substantial doubt about the Company's ability to continue as a going concern. The Company needs substantial additional funds to continue operations. The Company's continuation as a going concern is dependent on its ability to secure additional financing as contemplated by this Offering, improve the profitability of product lines, develop new sources of revenue including new products, and ultimately attain profitable operations. The Company believes that its working capital, together with the net proceeds of this Offering, will be sufficient to meet its present operating and capital requirements at least through the end of 1997. See "Risk Factors -- Current Financial Condition; Requirement for Additional Funds."

     The Company has incurred operating losses in each year since the 1981 fiscal year and has sustained its operations from cash from product sales and various private placements of equity and debt securities. The Company expects that its operating expenses will increase in future periods as the Company expends increased amounts on product manufacturing and marketing, and continued development, including preclinical and clinical testing, of its vascular graft and circulatory support products, and incurs the expenses of scale-up and validation of a new manufacturing facility. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Risk
Factors -- Lack of Profitability; Expected Future Losses."

     The Company continually reviews its product development activities in an effort to allocate its resources to those products the Company believes have the greatest commercial potential. Factors considered by the Company in determining the products to pursue include projected markets and need, potential for regulatory approval and reimbursement under the existing healthcare system as well as anticipated healthcare reforms, technical feasibility and estimated costs to bring the product to market. Based on these and other factors the Company considers relevant, the Company may from time to time reallocate its resources among its product development activities. Additions to products under development or changes in products being pursued can substantially and rapidly change the Company's funding requirements.

     To the extent necessary, further sources of funds may include future strategic alliances or other joint venture arrangements which provide funding to the Company, and additional public or private offerings of debt or equity securities, among others. There can be no assurance, however, that any additional funds will be available when needed or on terms favorable to the Company, or that the Company will be successful in entering into any strategic alliances or joint ventures.

     The Company does not expect that inflation will have a material impact on its operations.

NEW ACCOUNTING PRONOUNCEMENTS

     The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation in fiscal year 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS No. 123 the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide proforma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore such adoption will have no effect on the Company's consolidated net loss or cash flows.

     The Company is also required to adopt SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of in fiscal year 1996. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its financial statements.

                                    BUSINESS

     The statements in this Prospectus that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including the factors described under "Risk Factors" and the other risks described in this Prospectus.

GENERAL

     Thoratec develops, manufactures and markets medical devices for circulatory support and vascular graft applications. The Company's first product, the VAD System, is being marketed in the U.S. and internationally for use as a bridge to heart transplant and is currently the only device approved by the FDA that can provide left, right or biventricular support for this indication. The Company believes that the VAD System provides a number of significant advantages over other ventricular assist devices. The Company is pursuing additional indications for the VAD System and is developing other circulatory support products for patients suffering from heart failure. The Company is also developing vascular grafts for hemodialysis and coronary artery bypass surgery. These products utilize the Company's proprietary biomaterials, which provide improved thromboresistance, biocompatibility, patency and durability.

BACKGROUND

  CIRCULATORY SUPPORT PRODUCTS

     Cardiac failure is the leading cause of death in the U.S., accounting for more deaths than all forms of cancer combined. Deaths associated with cardiac failure fall into two broad categories: CHF, which is a slow degenerative process leading to cardiac insufficiency, and acute cardiac failure resulting from heart attacks and various infections of the heart muscle (myocarditis).

     CHF is a chronic disorder that occurs when the pumping power of the heart is reduced by a weakening of the heart muscle. This results in a decreased supply of oxygen and nutrient rich blood to various vital organs such as the lungs, brain and kidneys. CHF tends to be progressive and is associated with profound symptoms that limit daily activities. Long-term survival rates are low and it is estimated that more than 50% of patients die within five years of diagnosis. CHF is estimated to be the most common cause of hospitalization in patients over 65 years of age. According to the National Heart, Lung and Blood Institute and the American Heart Association, there are approximately two to three million CHF patients in the U.S., and 400,000 to 500,000 newly diagnosed patients each year. Most patients suffering from CHF are initially treated with medication. Conventional drug therapy may delay the progress of CHF but is not curative. The only available method of treating end-stage CHF is a heart transplant.

     Although heart transplants have been very successful, there are too few donor hearts available to address adequately the problem of cardiac failure. The United Network for Organ Sharing reported that there were only 2,340 heart transplants performed in the U.S. in 1994, a level that has remained relatively unchanged for the last several years. However, published government sources estimate that the number of patients suffering from CHF who need some form of permanent cardiac assist is 30,000 to 50,000 per year. The average wait for a donor heart by patients on a heart transplant wait list is approximately eight months, and many patients have to wait as long as one to two years before receiving one of the few donor hearts available each year. In 1993, approximately 30% of the patients died while waiting for a donor heart.

     Ventricular assist devices are mechanical systems used to assist the heart's function, and, when other therapies are unsuccessful, they can be used to support one or both sides of the patient's heart until a donor heart can be found. In patients awaiting heart transplants, the decision to use a ventricular assist device is made when death appears imminent. In addition to providing a bridge to heart transplant, ventricular assist devices have potential usefulness for other applications. It is estimated that out of approximately 350,000 open heart surgeries performed annually in the U.S., some 15,000 to

18,000 patients die following such procedures. Many of these deaths are caused by heart failure when the heart, weakened by disease and the additional trauma of surgery, fails to maintain adequate blood circulation. The use of a ventricular assist device after surgery can provide support to the heart until it can recover. In addition, ventricular assist devices may also be useful in assisting the recovery of the heart in a small portion of patients suffering from acute cardiac failure that may result from myocardial infarction, myocarditis or other acute cardiomyopathies.

     While there is significant demand for effective ventricular assist devices, most systems available today or under development have certain limitations. Certain systems cannot be used in smaller patients because the blood pump must be implanted in the abdomen and is too large to fit in such patients. Other systems require large incisions at the apex of the heart muscle, making recovery of the heart more difficult if too large an incision is made. Some systems cannot be used for more than a few days because their blood contacting parts cause an adverse reaction in the body, resulting in clotting which clogs the system or can cause a stroke. In addition, much of the development work on ventricular assist devices has historically been in the area of left ventricular support, and most systems available today or under development only provide left ventricular support. While many patients do well with isolated left ventricular support, some patients supported with systems designed solely for isolated left ventricular assist also have or can develop right ventricular failure and require right ventricular device support with another system. Mortality and morbidity are extremely high for this patient group. It has been reported that 20% to 40% of patients supported by a left ventricular assist device either died of right heart failure or required the placement of a right heart ventricular assist device. The one available system that provides biventricular assistance for postcardiotomy recovery confines the patient to the bed and is recommended for short term use only. There are no risk factors that allow a surgeon to predict reliably which patients will require biventricular support.

     Thoratec believes that the VAD System is able to make ventricular support available to a broader patient population and to better serve the existing patient population by (i) providing biventricular support, which is necessary in 20% to 40% of patients receiving ventricular assistance, (ii) placing the pump paracorporeally (worn on the outside of the body), enabling it to support patients of varying sizes, including very small patients, (iii) providing the surgeon with multiple options in positioning the cannulae and in the size and shape of the cannulae used, potentially reducing damage to the heart, and (iv) incorporating proprietary Thoratec biomaterials in most blood contacting parts, potentially reducing or eliminating the risks of certain adverse reactions by the body and permitting the system to be used for potentially extended periods.

  VASCULAR GRAFTS

     Blood is pumped from the heart throughout the body via arteries and veins. Because a specific region of the body is often supplied with blood by a single main artery, the rupture, severe narrowing or occlusion of the artery supplying blood to that region is likely to cause an undesirable or catastrophic medical outcome. Vascular grafts are used to replace or bypass occluded, damaged, dilated or severely diseased arteries. In many cases, surgeons remove veins from one portion of a patient's body and implant them in the area needing vessel repair or replacement. However, many patients do not have suitable blood vessels available, and physicians are then required to rely on artificial vessels. In addition, end-stage renal disease patients undergoing hemodialysis require ready access to the circulatory system to allow sufficient blood flow to and from the dialysis machine. This requires frequent punctures that cause serious damage to a patient's blood vessels, and it is often necessary to implant artificial vessels to facilitate hemodialysis.

     Synthetic graft products have been marketed for approximately 35 years. Most early products were woven Dacron grafts. Since these grafts are porous, blood generally permeates into the graft wall structure and evokes an inflammatory response. The inflammatory response is ameliorated by the development of a pseudo-endothelial layer of cells on all surfaces exposed to blood, which effectively isolates the foreign Dacron surface from the body's immunological mechanisms. This pseudo-endothelial lining is rather thick, and can significantly reduce the effective internal diameter of the graft.

Therefore, Dacron is not considered a suitable material for small diameter grafts, and woven Dacron grafts are used primarily for larger diameter (10 to 24 mm) applications. In addition, Dacron grafts do not seal after puncture, and are prone to bleeding.

     The next generation of synthetic grafts, introduced in the mid-1970s, utilized a teflon material, expanded polyetrafluoroethylene ("ePTFE"). The ePTFE grafts are also porous and behave in much the same fashion as the Dacron grafts except that the level of incompatibility of ePTFE is less than that of Dacron, and thus the pseudo-endothelial layer is thinner. ePTFE grafts are primarily used in 6 to 12 mm diameter sizes, although grafts as small as 3 mm in diameter have been sold outside of the U.S.

     Although a significant amount of research has been conducted with the aim of developing synthetic grafts that avoid the limitations of currently available products, the ideal graft material has remained elusive. The Company believes that its graft products, which are highly elastic, biocompatible, and self-sealing, more closely resemble natural vessels and may provide significant advantages as compared to currently available synthetic grafts.

     VASCULAR ACCESS. The principal use of vascular access grafts is for hemodialysis. Severe acute and chronic diseases, including kidney disease, diabetes and hypertension, may destroy normal kidney function, resulting in acute renal failure. End stage renal disease is irreversible and currently approximately 60% of all patients suffering from this disease are maintained by hemodialysis. According to the U.S. Renal Data Systems database, there were 187,000 patients in the U.S. at the end of 1995 undergoing hemodialysis. The Company estimates that the U.S. represents less than one-half of the worldwide hemodialysis patient population.

     Hemodialysis removes blood from the body and routes it to an artificial kidney machine where it is cleansed and returned to the patient. Patients undergoing hemodialysis require easy, routine access to the blood stream at a high flow rate, which generally requires the attachment of a high pressure artery to a low pressure vein. Two different methods are typically used. The first, called an autologous arterio-venous ("A/V") fistula, involves cutting one of the arteries in the patient's arm and sewing the artery to an adjacent vein. The second method uses a synthetic vascular graft, most often an ePTFE graft, which is surgically connected between an artery and a vein. A hemodialysis technician inserts two large needles into either the vein of the A/V fistula or the synthetic graft. One needle removes the blood and routes it to the artificial kidney machine and the second returns the blood to the patient. This procedure is generally repeated three times per week.

     Vascular access methods currently available for hemodialysis applications have certain limitations. Both natural and ePTFE access grafts must mature for three to four weeks before use and therefore patients receiving such grafts require temporary routes of access. These temporary access procedures entail additional cost and risk to the patient. ePTFE grafts are relatively inflexible, which often leads to kinking and a higher risk of thrombosis. ePTFE grafts also lose integrity after repeated punctures, which renders the patient susceptible to bleeding and infection. If synthetic grafts bleed profusely when needles used for hemodialysis are removed, a technician may need to apply pressure to the graft for up to 20 minutes to permit clotting. Such problems associated with currently available vascular grafts sometimes require them to be surgically replaced or modified on a periodic basis. The Company estimates that approximately 200,000 new and existing hemodialysis patients per year worldwide undergo vascular access procedures. The Company estimates that approximately 50% to 60% of these patients receive synthetic grafts.

     CORONARY ARTERY BYPASS SURGERY. Currently, obstructed coronary arteries are either partially cleared through the use of angioplasty or related procedures or treated surgically through coronary artery bypass surgery. Coronary artery bypass surgery involves connecting one or more new vessels from the aorta to the heart to re-route blood around blockages in the coronary arteries. Autologous grafts using saphenous veins (from the leg) or the internal mammary artery have been successfully used in bypass procedures for a number of years and have shown a relatively high patency with no risk of tissue rejection. The Company estimates that in 1995 there were approximately 300,000 coronary artery bypass surgery procedures performed in the U.S. and approximately 195,000 performed interna-tionally. The Company estimates that on average at least two bypasses are performed in each surgical procedure.

     While healthy natural vessels are preferred for use in coronary artery bypass surgery, the harvesting of vessels for autologous grafts involves significant trauma and expense. Use of these vessels requires additional time in surgery and results in patient morbidity associated with removal of the blood vessel. In addition, a significant number of patients requiring coronary artery bypass surgery have insufficient autologous vessels as a result of previous bypass surgeries, or their vessels are of inferior quality due to trauma or disease. No synthetic graft is currently commercially available in the U.S. for coronary artery bypass surgery, but the Company believes a significant market opportunity for such grafts exists. The major reason for the unavailability of a synthetic graft for this indication has been that synthetic grafts configured in small diameters (less than five mm) necessary for this indication generally do not remain patent.

THORATEC TECHNOLOGIES

     The Company's products and products under development employ several key proprietary technologies, including the following:

  THORATEC BIOMATERIALS

     The Company has developed expertise in the design and production of proprietary biomaterials that are highly biocompatible (i.e., they do not cause adverse reactions within the body), strong and flexible. This technology is critical to the successful performance of all of Thoratec's products that come into contact with human tissue. All of the Company's current products and those under development incorporate these proprietary biomaterials in order to minimize clotting and inflammatory responses. In addition, these products must maintain their strength and flexibility. A VAD System blood pump, for instance, must contract and expand approximately 40 million times per year without a decrease in performance or failure. The two major components of Thoratec's biomaterials are surface modifying additives ("SMAs") and BPS-215 polyurethaneurea ("BPS-215"), a high flex life elastomer.

     SMAs are proprietary multipolymers and their precursors designed to enhance the biocompatibility of the surface of the device that comes into contact with blood or other tissues. SMAs are added to the base polymer component of the biomaterial in the bulk fabrication stage. A unique property of SMAs is their ability to concentrate at the surface of any finished part, thus determining its surface properties independent of the base polymer. This SMA-based surface layer is not a coating but a fully integrated part of the polymer which is not soluble in water or blood. The result is a biocompatible, thromboresistant surface. BPS-215 is the base component that provides the bulk properties of strength and flexibility to Thoratec's biomaterials.

     The combination of bulk and surface properties provided by SMAs and BPS-215 provide Thoratec's biomaterials with the critical properties necessary for implantable cardiovascular and other medical devices. In 1992, Thoratec granted COBE a royalty-bearing license and sublicense to use Thoratec's biomaterials in certain COBE medical devices.

  BIOMEDICAL ENGINEERING EXPERTISE

     The circulatory system is a complex biological mechanism which must respond rapidly to changes in demand for blood flow. Long-term electro-mechanical circulatory support therefore requires sophisticated engineering capabilities. The Company has developed this expertise over 20 years and has successfully utilized it in the development of the VAD System as the only system approved in the U.S. that offers both biventricular or univentricular support as a bridge to heart transplant. The Company intends to apply this expertise to the development of additional circulatory support products, including an implantable muscle powered ventricular assist device (MVAD).

  POLYMER FABRICATION EXPERTISE

     Several of the unique features of the products made from Thoratec's biomaterials are based on proprietary fabrication and manufacturing methods developed by the Company. These methods include procedures for achieving uniformity, strength, flexibility and other consistent performance characteristics in the VAD System blood pumps and cannulae, and in the vascular grafts.

THORATEC PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

     The following table summarizes the Company's current products and products under development. The table should be read together with the more detailed discussion of the products and products under development that follows.

- ---------------------------------------------------------------------------------------------------------
PRODUCT                                     APPLICATION/INDICATION           STATUS(1)

 ----------------------------------------   -------------------------------  ----------------------------
 CIRCULATORY SUPPORT PRODUCTS
  VAD System (consisting of paracorporeal   Bridge to heart transplant       Approved by the FDA in
  VAD Blood Pump, Dual Drive Console and                                     December 1995; currently
  cannulae)                                                                  marketed worldwide
                                            Recovery of the natural heart    Clinical trials completed;
                                                                             PMA Supplement in progress
  TLC-II                                    Alternative to Dual Drive        Preclinical
                                            Console in VAD System for
                                            bridge to heart transplant,
                                            recovery of the natural heart
                                            and alternative to heart
                                            transplant
  Implantable VAD                           Bridge to heart transplant,      Preclinical
                                            long-term recovery of the
                                            natural heart and alternative
                                            to heart transplant
  Muscle Powered VAD (MVAD)                 Implantable alternative to       Research
                                            heart transplant
 VASCULAR GRAFT PRODUCTS
  Vascular Access Graft (VAG)               Hemodialysis                     Preclinical in U.S.;
                                                                             approved for sale in Canada
                                                                             and certain other countries
  Coronary Artery Bypass Graft (CABG)       Coronary artery bypass surgery   Preclinical

- ---------------

  (1) "Clinical" denotes a human clinical trial intended to support filing of a PMA application or
      510(k) premarket notification with the FDA for approval to market a product. "Preclinical"
      denotes in vitro and in vivo studies intended to support an IDE application to the FDA for approval to commence human clinical trials. "Research" denotes product development prior to initiation of preclinical studies.
- ---------------------------------------------------------------------------------------------------------

     There can be no assurance that the Company can successfully develop any potential products or, if successfully developed, that such products will obtain regulatory approval or market acceptance or can be manufactured and sold on commercially acceptable terms. See "Risk Factors -- No Assurance of Market Acceptance," "-- Substantial Dependence on Limited Product Line; Dependence on Development and Introduction of New Products," "-- U.S. Government Regulation" and "-- Limited Manufacturing Capacity."

  CIRCULATORY SUPPORT PRODUCTS

     Thoratec received FDA approval in December 1995 to market the VAD System as a bridge to heart transplant in patients suffering from heart failure, and began marketing the VAD System in the U.S. in January 1996. The VAD System has also received a European CE mark, and is currently marketed in major European countries, Canada and certain other major international markets. Building on the proprietary technologies contained in the VAD System, Thoratec is attempting to develop a broad line of circulatory support products to meet the wide range of needs of patients suffering from heart failure.

     OVERVIEW OF THE VAD SYSTEM. The VAD System consists of three major components: the blood pump, a type of artificial heart; the Thoratec Dual Drive Console (the "Dual Drive Console"), which pneumatically activates the blood pump; and cannulae which connect the blood pump to the heart and vessels. The VAD System provides partial or total circulatory assistance when the natural heart is unable to maintain adequate circulation to perfuse vital organs and permits left, right, or biventricular support.

     The blood pump is a prosthetic ventricle consisting of a smooth, seamless pumping chamber enclosed in a rigid case. The blood pump is not implanted in the patient's chest but is attached outside the patient's body on the anterior abdominal wall. The internal chamber of the blood pump is manufactured from Thoratec's BPS-215 and SMA-based proprietary biomaterials developed to improve thromboresistance, flex life and strength. Two mechanical valves maintain unidirectional flow through the blood pump.

     The Dual Drive Console offers two independent and identical drive modules for left and right ventricular support. Each module provides alternating pulses of vacuum and pressure to fill and empty the blood pump, thereby providing pulsatile blood flow. The Dual Drive Console provides a choice of three control modes allowing the clinician to tailor the operation of the VAD System to the needs of the patient.

     Blood flows from the heart to the blood pump through an atrial or ventricular cannula, and from the blood pump to the aorta or pulmonary artery through an arterial cannula. Numerous cannulae are available for optimal anatomical fit. All cannulae are manufactured with Thoratec's biomaterials to improve thromboresistance, flex life and strength. Ventricular and arterial cannulae are reinforced with wire to prevent kinking, and the reinforced portion is covered with customized velour to encourage tissue ingrowth and reduce the risk of infections. There have been no reported cases of ascending cannula infections involving the chest cavity with the VAD System. The flexibility of the VAD System offers the surgeon multiple cannulation options which can be tailored to the individual patient's anatomy and hemodynamic needs as depicted below.

                                      LOGO

     The above figure depicts some of the cannulation options available with the VAD System: left univentricular support (Panel A) and biventricular support (Panels B and C). Note that the blood pumps in Panel C are turned over to accommodate a different cannulation option. (Ao = aorta, LA = left atrial appendage, PA = pulmonary artery, RA = right atrium, Apex = left ventricular apex, IAG = interatrial groove).

     ADVANTAGES OF THE VAD SYSTEM. Compared to other ventricular assist devices, Thoratec believes that the VAD System has the following principal advantages:

        - BIVENTRICULAR SUPPORT. Development of ventricular assist devices evolved from the concept that most patients could be successfully supported with a left ventricular assist device ("LVAD"). While many patients do well with isolated left ventricular support, some patients supported with systems designed solely for isolated left ventricular assist also have or can develop right ventricular failure and require right ventricular assist device ("RVAD") support with another system. Mortality and morbidity are extremely high for this patient group if not adequately supported. Most systems available today provide only left ventricular support and the only system other than the VAD System that provides biventricular support is indicated for temporary use in postcardiotomy recovery and post-transplant patients and severely limits patient mobility. There are no risk factors that allow a surgeon to predict reliably which patients will require biventricular support.

          The decision for univentricular or biventricular support is simplified with the VAD System. In situations where there are no physiologic markers of right heart failure, an LVAD can be used. An RVAD can be used in addition to an LVAD if right heart failure is evident or subsequently occurs. Biventricular support is also indicated in patients with potentially lethal arrhythmias, or severe right ventricular infarction that could result in death during univentricular support. With the VAD System, RVAD support may be employed at the time of LVAD placement, thus eliminating the need for reoperation to insert an RVAD. Isolated RVAD support may also be suitable for patients with right heart failure only.

          - PARACORPOREAL ATTACHMENT. In the VAD System, the pump is worn outside of the body, allowing the system to support patients of varying sizes, including very small patients such as small women and adolescents. To date, the VAD System has been used in patients as small as 57 pounds. In contrast, other commercially available ventricular assist devices for bridge to heart transplant must be implanted and can only be used in patients large enough to accommodate the device within their abdomen. The other benefit derived from paracorporeal attachment is that it does not require invasive abdominal surgery. This makes the VAD System more suitable for critically ill patients who may potentially recover normal function of the heart without this additional surgical trauma. Finally, the attachment of the pump to the body facilitates patient movement, allowing patients to walk, exercise and move around the hospital.

        - MULTIPLE CANNULATION OPTIONS. Cannulae for the VAD System come in a number of shapes and sizes, allowing the surgeon to fit the size of the cannulae to the size of the patient and to place the cannulae in different parts of the heart. Other commercially available systems have only limited cannula shape and size. The small size of the Thoratec cannulae, compared to other systems, could make it easier for the heart to recover when the cannulae are removed. Variations of the Thoratec cannulae also allow the surgeon to place the cannulae in places other than the apex of the heart (the only place used by the currently available left ventricular only system) when heart shape or disease state make apex cannulation undesirable.

          - THORATEC BIOMATERIALS. Thoratec's proprietary biomaterials are used in most portions of the VAD System that contact blood or are implanted in the body, providing biocompatibility, thromboresistance, flex life and strength.

     CURRENT AND POTENTIAL INDICATIONS. Thoratec has identified three basic clinical needs for circulatory support products: as a bridge to heart transplant; for recovery of the natural heart weakened or damaged by surgery or disease; and as permanent support as an alternative to heart transplant.

     Bridge to Heart Transplant

     The Company commenced marketing the VAD System in the U.S. in January 1996 for use as a bridge to heart transplant in patients suffering from heart failure following receipt of PMA approval from the FDA in December 1995. As of April 30, 1996, a total of 83 Dual Drive Consoles were placed in 29 heart transplant centers in the U.S., 14 in Europe and eight in other parts of the world.

     As of January 1996, the VAD System had been used in 656 patients worldwide. The Company's submission to the FDA included clinical results in 375 patients (299 males, 76 females) ranging in age from 11 to 67 years and in weight from 57 to 277 pounds. All patients were awaiting donor hearts and were in imminent risk of dying without ventricular assistance. In spite of the extreme illness and the zero percent survival rate expected with the use of conventional therapy alone for these patients, the VAD System was successful in assisting 233 (62%) of the 375 patients to survive until a donor heart was available. Of the 233 patients who received a heart transplant, 85% survived the transplant and were discharged from the hospital, and the longest duration of VAD System support was 247 days. Sixty-five percent of the 375 patients received biventricular ("BiVAD") support and 34% received LVAD-only support. The large percentage of patients needing BiVAD support reflects the greater severity of disease in patients selected for biventricular support with the VAD System. As a result, LVAD and RVAD patients showed correspondingly improved survival rates: 92% for LVAD and RVAD and 82% for BiVAD post-transplant. The PMA approval was granted based on an in-depth analysis performed in 71 of the 375 patients. Of these patients, 49 (69%) survived to receive a heart transplant and 44 of those (90%) were discharged. None of the control patients survived to receive a heart transplant. Based on these clinical results, the FDA determined that the VAD System was safe and effective in restoring hemodynamic stability to patients awaiting heart transplant.

     Recovery of the Natural Heart

     A certain portion of patients who undergo open heart surgery have difficulty recovering normal cardiac function, which makes it difficult to wean the patient from the heart/lung machine. Patients can only stay on the heart/lung machine after surgery for a limited period of time (generally less than 12 hours), and if they are unable to regain normal heart function, they will not survive without ventricular support. The use of a ventricular assist device after surgery can provide support to the heart until the heart can recover. The Company has completed clinical trials in this indication and expects to submit a PMA Supplement to the FDA by early 1997 for approval to market the VAD System for postcardiotomy recovery of the natural heart. In addition, ventricular assist devices may also be useful in assisting the recovery of hearts in patients suffering from acute heart failure, such as myocardial infarction and myocarditis, or other acute cardiomyopathies.

     Thoratec believes that since the Thoratec biomaterials used in the blood-contacting parts of the VAD System may not cause an adverse reaction by the body, the VAD System may be used for both short-term and long-term support. In contrast, the one system that is currently approved for the post-cardiotomy recovery indication can only be used for temporary circulatory support and requires that the patient remain bed-ridden. Thoratec believes that other ventricular assist devices currently available or under development are not suitable for recovery of the natural heart because (i) they require surgical implantation and removal of the blood pump from the abdomen, which adds greater surgical trauma to critically ill patients, (ii) they cannot be used in smaller patients due to their size, (iii) the large incision required to be made at the apex of the heart may make recovery of the natural heart more difficult, leaving heart transplant or chronic ventricular assist device support as the only alternatives and (iv) they do not provide biventricular support, which is often required by patients in recovery.

     As of January 1996, the VAD System had been used in 126 patients who were unable to regain normal heart function following coronary artery bypass surgery and were, therefore, unable to be removed from the heart/lung machine following surgery. Of the 126 patients who have been placed on the VAD System, 39% (49 patients) recovered sufficiently to be weaned from the heart/lung machine, and of those patients, 57% were discharged from the hospital. Duration of patient cardiac support ranged from one to 80 days. Although most patients were supported less than ten days, several required support for between one and three months before they successfully recovered cardiac function.

     Alternative to Heart Transplant

     Given the shortage of donor hearts for patients requiring heart transplant, the Company believes that ventricular assist devices may become a long-term solution for many patients who would otherwise require a heart transplant. To address this need, the Company is currently developing the TLC-II, a compact and lightweight portable driver to substitute for the Dual Drive Console currently used with the VAD System. The Company believes that this product may enable patients to eventually return home and to work and receive long-term ventricular support without undergoing a heart transplant. See "-- Products Under Development."

     PRODUCTS UNDER DEVELOPMENT. Thoratec currently has under development the circulatory support products described below. There can be no assurance that the Company will successfully develop any of these products, or if successfully developed, that these products will obtain regulatory approval or market acceptance or can be manufactured and sold on commercially acceptable terms. See "Risk Factors -- No Assurance of Market Acceptance," "-- Substantial Dependence on Limited Product Line; Dependence on Development and Introduction of New Product," "-- U.S. Government Regulations" and "-- Limited Manufacturing Capacity."

     TLC-II Portable VAD Driver

     Although patients supported with the Dual Drive Console can ambulate throughout the hospital and transfer from critical care units to general wards, they usually cannot leave the hospital because of the size of the console. Thoratec is developing the TLC-II, a compact and lightweight (7kg), battery or line-operated biventricular pneumatic drive unit designed to promote greater mobility and self-care. It is intended to allow the patient to more easily exercise and move freely around the hospital grounds, and eventually away from the medical facility. This device provides several portability options, either by hand-carrying the driver or by using a shoulder strap or a small custom trolley. This portable device will connect with a central system cart, which will house a battery charger and the external monitoring computer.

     Thoratec intends to submit an IDE application to the FDA by mid-1997 to begin a clinical trial of this device in the U.S. for use in conjunction with the approved VAD System. Thoratec is also pursuing a CE Mark for this product. The Company believes that the regulatory path to approval for this device will be facilitated by the fact that it activates the same VAD System blood pumps that have received FDA approval.

     Implantable VAD

     While the paracorporeal placement of the VAD System has certain advantages, especially for small patients and patients in whom additional abdominal surgery presents a high risk, Thoratec is developing an implantable version of its existing VAD blood pump and cannulae to provide additional options for surgeons. Thoratec believes that the regulatory process for this product may be facilitated, in part, by the fact that the VAD System has already undergone preclinical testing in the implantable configuration prior to being introduced for clinical use in the paracorporeal configuration.

     Muscle Powered VAD ("MVAD")

     Thoratec is in the early stage of developing an implantable, muscle powered circulatory support device to serve as an alternative to heart transplant. The MVAD utilizes conventional pacemaker technology, along with a linear mechanical-to-hydraulic energy converter, to harness the power available in a patient's latissimus dorsi muscle to drive an implanted ventricular assist device. This system is designed to operate without batteries, electrical power transmission systems and other bulky hardware required with electromechanical systems. The MVAD is undergoing laboratory testing, and the Company has received a $100,000 Phase I grant from the Small Business Technology Transfer Program of the National Institutes of Health to support research and development of the energy converter. Extensive technical development and laboratory testing will be required before clinical trials could begin, and this project could be discontinued at any time if feasibility is not demonstrated. There can be no assurance that this product can be successfully developed.

  VASCULAR GRAFT PRODUCTS

     Thoratec is developing small diameter vascular graft products intended initially to address the vascular access and coronary artery bypass surgery markets. Both products utilize the Company's proprietary biomaterials and are protected by several patents covering the biomaterials as well as the graft design and manufacturing processes. Thoratec believes that its vascular grafts are highly compliant, have excellent handling and suturing properties and have the "feel" of a natural vessel. The fabrication process creates a structure in which the three different layers in the wall have different properties, which make the graft closely resemble natural blood vessels. The inner textured layer is designed for contact with blood and provides improved thromboresistance, the solid middle layer gives the graft its strength and self sealing properties, and the outer textured layer is designed to promote tissue ingrowth to promote graft stability.

     VASCULAR ACCESS GRAFT ("VAG"). Currently available vascular access grafts are commonly made out of ePTFE, which can lose integrity after repeated punctures and render the patient susceptible to bleeding and infection. The VAG is designed for use as a shunt between an artery and a vein, primarily to provide access to the bloodstream for renal hemodialysis patients requiring frequent needle punctures during treatment. The Company believes that the VAG may provide significant advantages over existing synthetic vascular access grafts and may encourage its use by surgeons who are currently using natural vessels for vascular access. The VAG received marketing approval from the Canadian Ministry of Health in March 1996 and is also marketed in Australia. Thoratec is conducting preclinical testing and expects to submit an IDE application to the FDA in the first half of 1997 to commence clinical trials in the U.S. The Company believes that these clinical trials will be necessary to support the submission of a 510(k) premarket notification to the FDA.

     To date, more than 1,000 patients outside of the U.S. have been implanted with the VAG. In one retrospective study of the VAG in Australia, 134 patients who were implanted by 31 different surgeons were evaluated. Based on data obtained in this study as well as other clinical trials conducted outside the U.S., the Company believes that the VAG offers the following advantages: (i) reduced inflammatory response after implantation; (ii) the ability to begin hemodialysis within one to three days after implantation, as opposed to several weeks for ePTFE grafts; (iii) reduced bleeding complications during routine use because of the VAG's self-sealing properties; and (iv) improved handling and suturability. In the Australian study, the median hospital stay was four days and initial use of the VAG for dialysis was performed with a median time after implant of three days. The median follow-up period was 306 days. The patency at both one and two years of dialysis use was comparable to or better than ePTFE grafts, notwithstanding that 73% of the patients who received the Thoratec graft previously demonstrated that they could not tolerate ePTFE grafts.

     CORONARY ARTERY BYPASS GRAFT ("CABG"). Coronary artery bypass surgery requires the insertion of substitute vessels to bypass one or more blocked arteries in the heart. These substitute vessels typically require either harvesting the patient's saphenous veins or using the internal mammary artery. These procedures, however, can involve significant trauma and expense, and are sometimes not an option for patients who have undergone previous bypass surgery or who have vessels of inferior quality. The CABG graft is designed for use in coronary artery bypass surgery patients who have no suitable vessels of their own. To date, a total of 24 patients in Canada and Germany have received Thoratec's CABG grafts ranging in size from 2.0 to 3.5mm. All patients were extremely ill at the time of surgery, and the grafts were implanted on a compassionate use basis (i.e., the patients were found to have no other viable therapeutic options). While patency in the implanted grafts has not been evaluated in all patients, 19 of these patients were asymptomatic as of March 1996, with the longest term patient implanted for approximately three years. The remaining five patients died from causes unrelated to the graft. However, long-term test results on a much larger patient population are required before the capabilities of this graft can be demonstrated. Follow-up studies in some patients have demonstrated patent grafts several months after implantation.

     The potential for improved long-term patency in small diameter grafts is the most unique aspect of the CABG graft. The Company believes that to date no other suitable small diameter graft has been developed which will remain patent over long periods of time when used in this critical application. Thoratec is currently in preclinical testing of the CABG graft in the U.S. The Company believes this product will require submission of a PMA application to the FDA.

     PERIPHERAL GRAFT APPLICATIONS. In addition to the VAG and CABG grafts, Thoratec's graft products may potentially be used in other applications such as peripheral vascular grafts for patients who require restoration of circulation to their arms or legs due to blockages caused by certain disease processes. While the Company is not currently pursuing development of these applications, it has performed limited early stage preclinical work in this area and believes its graft products could be developed for these applications.

SALES AND MARKETING

  CIRCULATORY SUPPORT PRODUCTS

     The potential customers for Thoratec's circulatory support products are hospitals that perform open heart surgery procedures and heart transplants. Based on published sources, the Company estimates that 130 of the approximately 800 hospitals in the U.S. that perform open heart surgery also perform heart transplants. The Company is initially targeting these 130 heart transplant hospitals, and, as of April 30, 1996, the VAD System was placed at 29 of these hospitals.

     Thoratec has trained a four person direct sales force, each of whom has at least 15 years of cardiovascular device sales experience, to sell the VAD System in the U.S. and Canada. The sales force focuses on promoting the product line to cardiac surgeons who perform heart transplants and to cardiologists who refer the patients for transplantation.

     Cardiovascular and vascular surgeons and interventional cardiologists influence medical device selection and purchase decisions for a large portion of the target cardiac patient population. The Company has developed working relationships with a number of leading medical centers. In addition, surgical teams at these medical institutions have performed clinical trials to support the Company's FDA submissions. A continuing working relationship with these physicians and medical centers will be important to the acceptance of the VAD System. See "Risk Factors -- No Assurance of Market Acceptance."

     When a hospital or other medical institution decides to acquire a VAD System, it must acquire at least two Dual Drive Consoles so that a backup is available. It typically takes six to 12 months from the time a surgeon is contacted to the time a VAD System is ordered, and the Company generally ships the VAD System within 30 days of receiving a purchase order.

     The introduction of a new system requires training of the appropriate personnel. Initial training takes place for the surgical as well as the clinical support teams when a center purchases and takes delivery of the VAD System. As a follow-up to the initial training, Thoratec provides clinical support at the first implant whenever possible. The Company is also developing a 24-hour support line. The Thoratec sales force will also assist customers with obtaining reimbursement from third-party payors.

     Additionally, the Company plans to bolster its marketing programs and services to support sales efforts in the immediate future. These efforts may include programs and materials for patient support and education, sales demonstrations, equipment lease and rental, medical journal advertising, increased tradeshow participation, clinician education, sponsorship of scientific lectures, improved product packaging, marketing brochures and literature, sales force training, distribution training and support, and the sponsorship of studies which compare the Company's products to those of its competition.

     Outside the U.S. and Canada, the Company markets the VAD System through a network of distributors. In late 1992 and 1993, Thoratec and several COBE affiliates entered into distribution agreements whereby the COBE affiliates had exclusive rights to distribute the VAD System in several major European markets. In 1993, 1994 and 1995, sales to these markets represented 42%, 26% and 20% of all sales, respectively. The Company estimates that there are approximately 110 heart transplant hospitals in Europe, and as of April 30, 1996 the VAD System was placed at 14 European heart transplant hospitals. In early 1995, the Company signed an agreement with Arrow to take over distribution of the VAD System in all of the COBE territories except Belgium and Scandinavia. Arrow has a dedicated sales team of two individuals to market the VAD System in its territories. In 1995, sales to Arrow represented 18% of all sales. In other international markets, the Company sells the VAD System through selected distributors. As of April 30, 1996, the VAD System was placed in eight other transplant centers in other international markets, including Canada and Australia.

  VASCULAR GRAFT PRODUCTS

     The Company intends to market the VAG through distributors both domestically and internationally and to market the CABG graft through a direct sales force in the U.S. and Europe and through distributors in other international markets. The Company envisions the market positioning of the VAG as one which replaces an existing product used in an accepted procedure, and at a comparable price. The Company plans to commission studies comparing its products to ePTFE grafts. The Company believes the VAG will have significant advantages over these existing products and will therefore offer significant benefits to users and patients, without the need for additional clinical training. The Com-pany also believes that more clinicians using natural A/V fistulas will utilize a synthetic option when presented with these benefits, and intends to target these users as well.

     The CABG graft will be positioned initially as a preferable clinical option for patients who lack suitable native vessels. The Company believes that more clinician education will be required for the CABG graft in terms of patient indications, product use, and product capabilities. This may be accomplished through company-sponsored educational programs, video educational tools, and scientific lecture programs. The Company also anticipates a much larger domestic sales force structure to effectively market the CABG graft, which may overlap or work with the VAD System sales force. Finally, the Company recognizes the impact of clinical thought-leaders in any surgical specialty, and will begin cultivating these relationships during the clinical trials of the graft. See "Risk Factors -- No Assurance of Market Acceptance" and "-- Limited Sales and Marketing Experience; Dependence Upon Distributors."

MANUFACTURING

     Thoratec manufactures specialty polymers for use in the VAD blood pumps, cannulae and grafts, fabricates the VAD blood pumps and cannulae, and assembles and tests the VAD System at its Berkeley, California facility. This facility is cGMP-approved for the U.S. market and has received ISO 9002 certification and CE certification for the European markets. The Company's graft products are produced from the Company's biomaterials at its facility in Ottawa, Canada.

     The Company's manufacturing processes for the VAD System consist of the assembly of standard and custom component parts, including blood-contacting components fabricated from Thoratec's proprietary biomaterials, and the testing of completed products. The Company relies on single sources of supply for several components of the VAD System. The Company is aware of alternative suppliers for all single-sourced items other than the mechanical valves, and believes the loss of any one supplier would have only a short-term impact on its production schedule. The supplier of mechanical valves for the VAD System stopped production in 1995. The Company negotiated a contract for supply of the valves that it believes will satisfy its needs through 1997, during which time it must qualify a replacement valve or qualify a new vendor for the current valve. The Company has identified a new vendor and will begin negotiations in 1996 for additional supply. See "Risk Factors -- Dependence on Third Parties for Supplies."

     The Company devotes significant attention to quality control. Its quality control measures begin at the manufacturing level where components are assembled in a "clean-room" environment designed and maintained to reduce product exposure to particulate matter. Products are tested throughout the manufacturing process for adherence to specifications. Finished components are shipped to outside processors for sterilization through radiation or treatment with ethylene oxide gas. After sterilization, the products are quarantined and tested before they are shipped to customers.

     The Company believes its Berkeley facility is capable of supplying the Company's expected sales of VAD Systems during 1996. The Company plans to relocate to a larger facility in the San Francisco Bay Area in 1997 and plans to use a portion of the net proceeds of this Offering to finance the expected scale-up and validation of a new manufacturing facility and the purchase of necessary equipment at the new facility. See "Risk Factors -- Limited Manufacturing Capability" and "Use of Proceeds."

PATENTS AND PROPRIETARY RIGHTS

     The Company has adopted a policy of seeking to patent certain aspects of its technology. The Company holds, or has exclusive rights to, 18 U.S. patents and has five additional submissions currently in prosecution. Aside from the biomaterials patents mentioned below, which are utilized in the VAD blood pump and cannulae, the VAD System is not protected by any patents. The Company does not believe that this lack of patent protection will have a material adverse effect on the Company or its ability to sell the VAD System because of the lengthy regulatory period required to obtain approval of a ventricular assist device. The Company is not aware of any ventricular assist devices currently approved by the FDA or undergoing clinical trials based on the Company's product design. Thoratec's proprietary biomaterials technology is covered by seven patents. Five of these were sold to

Th. Goldschmidt AG, a German chemical manufacturer, in 1989, but the Company has retained worldwide, royalty-free, exclusive rights to these patents for most medical applications. The Company's vascular graft products are covered by three manufacturing process patents. The MVAD is currently covered by two patents. One patent covers the overall design of the device, while the other applies to one component of the energy conversion part of the system. One of these patents is owned by Dr. Hill, Chairman of the Board of Directors of the Company, and the Company currently has rights to use that patent. Seven of the Company's 18 patents are for products which are not commercially pertinent to Thoratec today. International patent coverage includes the two basic biomaterial patents which are licensed from Goldschmidt (patented in 13 countries). Also, all three of the graft patents are filed in Canada, France and the U.K. Of Thoratec's five currently pending patent applications, one is a design patent for the TLC-II (filed for protection in 20 countries), one relates to the biomaterials and three relate to the MVAD.

     The validity of any patents issued to the Company may be challenged by others, and the Company could encounter legal and financial difficulties in enforcing its patent rights against alleged infringers. In addition, there can be no assurance that other technologies cannot or will not be developed or that patents will not be obtained by others which would render the Company's patents obsolete. Although the Company does not believe the patents are the sole determinant in the commercial success of its products, the loss of a significant percentage of its patents or its patents relating to its graft products could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has developed significant technical knowledge which, although nonpatentable, is considered by the Company to be significant in enabling it to compete. However, the proprietary nature of such knowledge may be difficult to protect. The Company has entered into an agreement with each key employee prohibiting such employee from disclosing any confidential information or trade secrets of the Company. In addition, these agreements also provide that any inventions or discoveries relating to the business of the Company by these individuals will be assigned to the Company and become the Company's sole property. See "Risk Factors -- Patents and Protection of Proprietary Technology."

     Claims by competitors and other third parties that the Company's products allegedly infringe the patent rights of others could have a material adverse effect on the Company. The medical device industry is characterized by frequent and substantial intellectual property litigation. The cardiovascular device market is characterized by extensive patent and other intellectual property claims. Intellectual property litigation is complex and expensive and the outcome of this litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities or require the Company to seek licenses from third parties or pay royalties that may be substantial. Furthermore, there can be no assurance that necessary licenses would be available on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing or selling certain of its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Patents and Protection of Proprietary Technology."

COMPETITION

     Principal competitors of the VAD System include Thermo Cardiosystems, Inc., which manufactures and markets an implantable left ventricular assist device approved only for bridge to heart transplant in the U.S., and ABIOMED, Inc., which manufactures and markets an FDA-approved biventricular assist device for temporary circulatory support of patients in postcardiotomy shock and treatment of cardiogenic shock following heart transplants. In addition, Novacor, a division of Baxter International, Inc., is developing a left ventricular assist device currently in clinical trials in the U.S.

The Company believes that the principal competitive factors in the ventricular assist device market are impact on patient outcomes, product performance, quality, cost-effectiveness and customer service. The Company believes that its principal competitive advantages are the fact that the VAD System can provide left, right or biventricular support, the smaller size and paracororeal placement of the system that allows its use with a greater range of patients than competitive devices, the greater range of cannulation options available and the quality of its biomaterials. Although Thoratec believes that these attributes of the VAD System offer certain advantages over existing ventricular assist devices, current competitors can be expected to defend their market positions vigorously.

     The principal competitors in the vascular access graft market are W.R. Gore, Inc. and IMPRA, Inc., which manufacture and market ePTFE grafts, Corvita Corporation and Cardiotech International, Inc. ("Cardiotech"), which are developing polyurethene grafts, and Possis Medical, Inc. ("Possis"), which is developing spun polyester grafts. In addition, Cardiotech and Possis are developing coronary artery bypass grafts. There are currently no coronary artery bypass graft products approved for use in the U.S. The Company believes that the principal competitive factors in the graft market are biocompatibility, patency, reliability, cost, suturability and ease of use. The Company expects that significant competition in the synthetic vascular graft market will continue.

     There are many companies focusing on the development of circulatory support devices or vascular grafts that have substantially greater financial resources, have substantially larger and more experienced sales and marketing organizations and engage in substantially greater research and development efforts than the Company. One or more of these or other companies could design and develop products that compete directly with the Company's products, in which case the Company would face intense competition. Moreover, certain academic institutions, government agencies and other research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures and will compete with the Company in recruiting highly qualified scientific personnel. Competition from commercial or other institutions or organizations could have a material, adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Competition."

GOVERNMENT REGULATION

     Regulation by governmental authorities in the U.S. and foreign countries is a significant factor in the manufacture and marketing of the Company's current and future products and in its ongoing product research and development activities. All of the Company's proposed products will require regulatory approval prior to commercialization. In particular, medical devices are subject to rigorous preclinical testing as a condition of approval by the FDA and by similar authorities in foreign countries.

  U.S. REGULATIONS

     In the U.S., the FDA regulates the manufacture, distribution and promotion of medical devices pursuant to the FDC Act. The VAD System, TLC-II, MVAD and graft products are, or will be regulated as medical devices. To obtain FDA approval to market medical devices similar to those under development by the Company, the FDA requires proof of safety and efficacy in human clinical trials performed under an IDE. An IDE application must contain preclinical test data demonstrating the safety of the product for human investigational use, information on manufacturing processes and procedures, and proposed clinical protocols. If the IDE application is accepted, human clinical trials may begin. The results obtained from these trials, if satisfactory, are accumulated and submitted to the FDA in support of either a PMA application or a 510(k) premarket notification. Premarket approval from the FDA is required before commercial distribution of devices similar to those under development by the Company is permitted in the U.S.

     The PMA application must be supported by extensive data, including preclinical and human clinical data, to prove the safety and efficacy of the device. By regulation, the FDA has 180 days to review a PMA application and during that time an advisory committee may evaluate the application and provide recommendations to the FDA. While the FDA has responded to PMA applications within the allotted time period, reviews more often occur over a significantly protracted period, usually 18 to 36 months, and a number of devices have never been cleared for marketing. This is a lengthy and expensive process and there can be no assurance that such FDA approval will be obtained.

     Under the FDA's requirements, if a manufacturer can establish that a newly developed device is "substantially equivalent" to a legally marketed device, the manufacturer may seek marketing clearance from the FDA to market the device by filing a 510(k) premarket notification with the FDA. The 510(k) premarket notification must be supported by data establishing the claim of substantial equivalence to the satisfaction of the FDA. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. If substantial equivalence cannot be established, or if the FDA determines that the device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application that must be reviewed and approved by the FDA prior to sale and marketing of the device in the U.S. Both a 510(k) and a PMA, if granted, may include significant limitations on the indicated uses for which a product may be marketed. FDA enforcement policy strictly prohibits the promotion of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial marketing. Although the Company believes that certain products currently in development will be eligible for the 510(k) submission process, there can be no assurance that the FDA will agree with this view.

     In December 1995 the Company received FDA approval of its PMA for the bridge to heart transplant indication for the VAD System. The same system continues to be sold in the U.S. for controlled clinical use under an IDE for recovery of the natural heart. The VAD System is classified as a Class III medical device under the FDC Act. Prior to approval by the FDA, this device was marketed pursuant to an IDE for use in clinical trials under controlled conditions by a limited number of qualified medical institutions. The process of obtaining FDA approval for the VAD System required 13 years after approval of the IDE.

     The Company expects that its graft products will be classified as either Class II or Class III medical devices. The Company does not anticipate filing an IDE for its VAG until the first half of 1997, but believes that it will then be able to file a 510(k) after the clinical data is gathered. The Company has completed limited clinical trials of its CABG graft product outside the U.S. Substantial additional preclinical testing will need to be completed in the U.S. before commencement of clinical trials on the CABG grafts in the U.S.

     The approval process for any of the Company's products is expensive and time consuming and no assurance can be given that any regulatory agency will grant its approval. The inability to obtain, or delays in obtaining, such approval would adversely affect the Company's ability to commence marketing therapeutic applications of its products. There can be no assurance that the Company will have sufficient resources to complete the required testing and regulatory review processes. Furthermore, the Company is unable to predict the extent of adverse governmental regulation which might arise from future United States or foreign legislative or administrative action.

     In addition, any products distributed by the Company pursuant to the above authorizations are subject to pervasive and continuing regulation by the FDA. Products must be manufactured in registered establishments and must be manufactured in accordance with cGMP and GLP regulations. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The export of devices also is subject to regulation in certain instances. See "Risk Factors -- U.S. Government Regulations."

  FOREIGN REGULATIONS

     The Company is also subject to regulation in each of the foreign countries in which it sells its products with regard to product standards, packaging requirements, labelling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's products in such countries are similar to those of the FDA. The national health or social security organizations of certain countries require the Company's products to be qualified before they can be marketed in those countries.

     To position itself for access to European and other international markets, Thoratec sought and obtained certification under the ISO 9000 Series of Standards. ISO 9000 is a set of integrated requirements, which when implemented, form the foundation and framework for an effective quality management system. These standards were developed and published by the ISO, a worldwide federation of national bodies, founded in Geneva, Switzerland in 1946. ISO has over 92 member countries. ISO certification is widely regarded as essential to enter Western European markets. The Company obtained certification and was registered as an ISO 9002 compliant company in January 1995. Commencing in 1998, all companies will be required to obtain ISO 9001 certification in order to market new medical devices in Europe and obtain additional "CE" mark certifications. ISO 9001 certification will be the most stringent standard in the ISO series and will last for three years. The ISO 9001 standards will cover design, production, installation and servicing of products. The Company intends to apply for ISO 9001 certification prior to its effective date. In addition, the Company is required to receive a "CE" mark certification, an international symbol of quality and compliance, with applicable European medical device directives. The Company has received a CE mark for the VAD System and is pursuing a CE mark certification for its Vascular Access Grafts. See "Risk Factors -- International Regulations."

  OTHER REGULATIONS

     The Company is also subject to various federal, state and local laws and regulations relating to such matters as safe working conditions, laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with the Company's research and development work. Specifically, the manufacture of the Company's biomaterials is subject to compliance with federal environmental regulations and by various state and local agencies. Although the Company believes it is in compliance with these laws and regulations in all material respects, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws or regulations in the future.

THIRD PARTY REIMBURSEMENT AND COST CONTAINMENT

     The Company's products are purchased primarily by hospitals and other users, which then bill various third party payors for the services provided to the patients. These payors, which include Medicare, Medicaid, private insurance companies and managed care organizations, reimburse part or all of the costs and fees associated with the procedures performed with these devices.

     Medicare and Medicaid reimbursement for hospitals is based on a fixed amount for admitting a patient with a specific diagnosis. Because of this fixed reimbursement method, hospitals have incentives to use less costly methods in treating Medicare and Medicaid patients, and will frequently make capital expenditures to take advantage of less costly treatment technologies. Frequently, reimbursement is reduced to reflect the availability of a new procedure or technique, and as a result hospitals are generally willing to implement new cost saving technologies before these downward adjustments take effect. Likewise, because the rate of reimbursement for certain physicians who perform certain procedures has been and may in the future be reduced in the event of further changes in the resource-based relative value scale method of payment calculation, physicians may seek greater cost efficiency in treatment to minimize any negative impact of reduced reimbursement. Third party payors are increasingly challenging the prices charged for medical products and services and may deny reimbursement if they determine that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental or was used for an unapproved application. Changes in reimbursement policies and practices of third party payors could have a substantial and material impact on sales of certain of the Company's products. The development or increased use of more cost-effective treatment could cause such payors to decrease or deny reimbursement to favor these treatments. To date neither HCFA nor any private insurer has determined to reimburse the costs of the VAD System on a consistent basis, or as a matter of policy. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take to limit their payments for such goods and services. The Company cannot predict whether the VAD System will be approved for reimbursement and cannot predict the effect the changes in the healthcare system may have on its business. As a result, no assurance can be given that any such changes will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertainty Related to Healthcare Reimbursement for VAD System."

EMPLOYEES

     At March 30, 1996, the Company had 66 full-time employees, 23 of whom worked in manufacturing, 12 in engineering, three in quality control, 11 in marketing and sales support, nine in administration and finance and eight in other support functions (including personnel, purchasing, facility). None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

FACILITIES

     Thoratec occupies a leased facility in Berkeley, California, totaling approximately 28,000 square feet where its research and development, marketing, engineering, and manufacturing activities are carried out. The manufacturing areas have been inspected, approved, and licensed by the U.S. FDA and the State of California Department of Health Services, Food and Drug Section for the manufacture of medical devices. The lease on this building will expire in August 1999. The Company intends to use a portion of the net proceeds of this Offering to move to a new leased facility in 1997. The Company also has small leased facilities in Canada and the United Kingdom. See "Use of Proceeds."

LEGAL PROCEEDINGS

     The Company is not party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning executive officers and directors of the Company as of March 30, 1996:

               NAME                  AGE                         POSITION
- -----------------------------------  ---     -------------------------------------------------
D. Keith Grossman..................  36      President, Chief Executive Officer and Director
Cheryl D. Hess.....................  49      Vice President - Finance, Chief Financial Officer
                                             and Secretary
Dan E. Nielsen.....................  56      Vice President - Operations
Ronald G. Seyffert.................  49      Vice President - Marketing and Sales
Christy W. Bell (1)(2).............  73      Director
Howard E. Chase(2).................  59      Director
Wendell J. Gardner.................  63      Director
Robert J. Harvey, Ph.D. ...........  64      Director
J. Donald Hill, M.D. (1)...........  59      Director and Chairman of the Board of Directors
George W. Holbrook, Jr.(1).........  64      Director

- ---------------
(1) Member, Compensation and Option Committee.

(2) Member, Audit Committee.

     D. KEITH GROSSMAN joined the Company as President and Chief Executive Officer in January 1996. He was elected to the Board of Directors in February 1996. Prior to joining Thoratec, Mr. Grossman was the president of the Northern Division of Major Pharmaceuticals, Inc. from May 1992 to September 1995, at which time it was sold. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices. Prior to 1988, Mr. Grossman held various other sales, marketing and general management positions within the medical devices and supplies industry.

     CHERYL D. HESS joined the Company as Vice President - Finance and Chief Financial Officer in December 1983 and became Secretary in 1994. Prior to joining Thoratec, Ms. Hess was a manager with the public accounting firm of Deloitte & Touche LLP, where she specialized in audit and financial advisory services for entrepreneurial, rapidly-growing, high technology companies. Ms. Hess is responsible for the direction of all financial management, control, and reporting activities for Thoratec, as well as certain administrative and operational activities. Ms. Hess is a Certified Public Accountant.

     DAN E. NIELSEN joined the Company as Vice President - Operations in 1977. Prior to joining Thoratec, Mr. Nielsen was Vice President of Manufacturing with
G. D. Searle's Cardiopulmonary Division for two years, and Manager of Manufacturing for Gould-Statham Instruments, where he worked for 11 years.

     RONALD G. SEYFFERT joined the Company as Vice President - Marketing and Sales in November 1995. From November 1993 to November 1994, Mr. Seyffert served as Vice President of Marketing and Sales at Kontron Instruments Inc., which was acquired by Arrow International Incorporated in 1994, after which he functioned as International Market Development Manager until November 1995. From 1983 until 1986 Mr. Seyffert was Director and from 1987 to 1993 was Vice President of Marketing for the Bard Europe Division of C. R. Bard, Inc. He has held positions in sales, marketing, business development and strategic planning within the medical devices industry since 1976.

     CHRISTY W. BELL became a Director of the Company in April 1988 and is a significant shareholder of the Company. Mr. Bell is President and CEO of Electro-Petroleum Inc. ("EPI"), Electro-Pyrolysis Inc., and Arc Technologies Inc. Prior to joining EPI, Mr. Bell had been Chairman and Chief Executive Officer of Chem-Clear, located in Wayne, Pennsylvania, until February 1988, when the Company was sold. Mr. Bell serves as a member of the Board of Directors of Clean Harbors, Inc.

     HOWARD E. CHASE became a Director of the Company in November 1986. Mr. Chase has served as President and Chief Executive Officer of DeTomaso Industries, Inc. since September 1995. From 1984 to August 1995, Mr. Chase was a partner in the law firm of Morrison Cohen Singer & Weinstein in New York City. He acted as an advisor and as special counsel to the Company from 1979 to 1995.

     WENDELL J. GARDNER became a Director of the Company in December 1992 pursuant to an agreement with COBE. He joined COBE in 1969. Mr. Gardner is a Senior Vice President of COBE. He held the position of President of COBE Cardiovascular, Inc. from 1990 to 1994 and was Senior Vice President and Cardiovascular Division Manager from 1982 to 1990. Mr. Gardner has held several other positions with COBE, including Vice President for European Operations and Chief Financial Officer.

     ROBERT J. HARVEY, PH.D., is a founder of the Company and has served as Director of the Company since its inception in March 1976. From 1976 through January 1996, Dr. Harvey was the Company's Chief Executive Officer and President. From 1976 through 1994, Dr. Harvey was Chairman of the Board of Directors. Prior to 1976, Dr. Harvey was an independent consultant to companies in the medical products and other high technology fields.

     J. DONALD HILL, M.D., is a founder of the Company and has been a Director of the Company since its inception in March 1976 and is a significant shareholder of the Company. In January 1995, Dr. Hill became Chairman of the Board of Directors. Dr. Hill is Chairman of the Department of Cardiac Surgery at California Pacific Medical Center in San Francisco where he has been a practicing cardiovascular surgeon since 1966.

     GEORGE W. HOLBROOK, JR., became a Director of the Company in July 1995. Since 1984, Mr. Holbrook has been the Managing Partner of Bradley Resources Company, a private investment partnership. Mr. Holbrook is also a director of Merrill Lynch Institutional Intermediate Fund and other associated funds, and a director of Canyon Resources Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors (the "Board") has a Compensation and Option Committee and an Audit Committee. The Compensation and Option Committee consists of Mr. Bell, Dr. Hill and Mr. Holbrook, and the Audit Committee consists of Mr. Bell and Mr. Chase. The Compensation and Option Committee provides recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company, including stock options. The Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting related services provided by such auditors.

COMPENSATION OF THE BOARD OF DIRECTORS

     Directors receive reimbursement for travel and other expenses directly related to their activities as directors, but no other fees or retainers. Beginning in 1996, outside directors will be eligible to participate in the Company's automatic option grant program. See "-- Benefit Plans -- 1996 Nonemployee Directors Stock Option Plan."

ANNUAL MEETING; ELECTION OF DIRECTORS AND EXPECTED RESIGNATION

     The Company expects to hold an Annual Meeting of Shareholders in June 1996 at which the existing Board of Directors will stand for reelection. Mr. Gardner has informed the Board that he intends to resign from the Board sometime after the Annual Meeting after a suitable replacement is found. Mr. Gardner's intended resignation is not the result of any disagreement with the Company relating to the Company's operations, policies or practices.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation received for services rendered to the Company during the 1993, 1994 and 1995 fiscal years by the Company's Chief Executive Officer and its three other executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                            ANNUAL                   ------------
                                                        COMPENSATION(1)               SECURITIES
                                               ---------------------------------      UNDERLYING
         NAME AND PRINCIPAL POSITION           YEAR        SALARY         BONUS       OPTIONS(#)
- ---------------------------------------------  -----      --------       -------     ------------
Robert J. Harvey(2)..........................   1995      $110,308       $    --             --
President, Chief Executive Officer              1994       108,675         5,267             --
and Director                                    1993       106,838        31,500         50,000
Cheryl D. Hess...............................   1995        90,904            --             --
Vice President - Finance, Chief Financial       1994        89,860         4,967             --
Officer and Secretary                           1993        88,341        31,500         50,000
Dan E. Nielsen...............................   1995        93,951            --             --
Vice President - Operations                     1994        92,856         5,067         16,667
                                                1993        91,905        31,500         50,000
Ronald G. Seyffert(3)........................   1995        14,769            --         25,000
Vice President - Marketing and Sales

- ---------------
(1) In accordance with the Rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted lesser than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Dr. Harvey resigned as President and Chief Executive Officer in January 1996, at which time D. Keith Grossman was appointed President and Chief Executive Officer. Mr. Grossman's annual base salary is $150,000, plus a bonus potential based on achievement of performance objectives of up to 50% of base salary. See "-- Employment Arrangements."

(3) Mr. Seyffert joined the Company in November 1995. His annual base salary is $90,000.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase the Company's Common Stock made to Mr. Seyffert during the year ended December 30, 1995. No stock appreciation rights were granted to any of the Named Executive Officers in fiscal year 1995:

                             OPTION GRANTS IN 1995

                                          INDIVIDUAL GRANTS                         POTENTIAL REALIZEABLE
                        -----------------------------------------------------         VALUE AT ASSUMED
                        NUMBER OF      PERCENT OF                                   ANNUAL RATES OF STOCK
                        SECURITIES    TOTAL OPTIONS                                PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO      EXERCISE                        OPTION TERM(2)
                         OPTIONS        EMPLOYEES       PRICE      EXPIRATION     -------------------------
       NAME(1)           GRANTED         IN 1995        ($/SH)        DATE            5%            10%
- ----------------------  ----------    -------------    --------    ----------     ----------     ----------
Ronald G. Seyffert....    25,000           42.9%        $ 6.00       08/08/05      $ 94,500       $239,250

- ---------------
(1) No other Named Executive Officer of the Company received option grants in 1995. In January 1996, Mr. Grossman was granted an option to purchase 333,333 shares of Common Stock at an exercise price of $15.00 per share. Such option vests in four equal annual installments commencing January 31, 1997.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information regarding the value of exercised and unexercised stock options held by each of the Named Executive Officers as of December 30, 1995.

                1995 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                 VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                               FISCAL YEAR END(2)              FISCAL YEAR END(3)
                      SHARES ACQUIRED       VALUE          ---------------------------     ---------------------------
        NAME          ON EXERCISE(#)    REALIZED($)(1)     EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- --------------------  ---------------   --------------     -----------   -------------     -----------   -------------
Robert J. Harvey....           --                --          165,863         48,805        $2,324,991      $ 639,850
Cheryl D. Hess......       11,865          $ 97,272          137,564         54,643         1,923,047        718,164
Dan E. Nielsen......           --                --           59,333         64,444           788,831        678,469
Ronald G.
  Seyffert..........           --                --               --         25,000                --        337,500

- ---------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing bid price reported on The Boston Stock Exchange on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

(2) Options vest over periods of four to five years from the date of the grant.

(3) Represents the difference between the option exercise price and the closing bid price of the Company's Common Stock as reported on The Boston Stock Exchange at December 30, 1995.

BENEFIT PLANS

  1993 STOCK OPTION PLAN

     Thoratec currently has available for grant on a discretionary basis to employees and consultants options to purchase 86,842 shares of Common Stock under its 1993 Stock Option Plan ("1993 SOP"). The 1993 SOP, which was adopted by the Board on September 3, 1993 and approved by the shareholders on May 17, 1994, terminates September 3, 2003. The Company can grant either incentive stock options ("ISOs") or nonqualified stock options ("NQOs") under the 1993 SOP. Options granted expire ten years after the date of grant, or earlier, in the event of termination of the optionee's employment or consulting relationship with the Company. The per share exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. The per share exercise price of NQOs may not be less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1993 SOP become exercisable in equal annual installments, generally over a period of four or five years, and, in some instances, become fully exercisable in the event of a change of control.

  1996 STOCK OPTION PLAN

     In the first quarter of 1996, the Board adopted the 1996 Stock Option Plan ("1996 SOP"). The 1996 SOP terminates January 10, 2006 and consists of two parts. Part one permits the Company to grant options to purchase up to 500,000 shares of Common Stock to employees and consultants on a discretionary basis. The Company can grant either ISOs, or NQOs under part one of the 1996 SOP. Options granted under part one of the 1996 SOP are subject to the same terms as the 1993 SOP described above. During the first quarter of 1996, 38,333 options were granted at fair market value under part one of the 1996 SOP. Part one of the 1996 SOP is subject to shareholder approval. Part two relates to the Chief Executive Officer and permits the Company to grant non-qualified options to the Chief Executive Officer to purchase up to 333,333 shares of Common Stock. During the first quarter of 1996, 333,333 options were granted at fair market value under part two of the 1996 SOP, all of which vest annually over four years. Part two of the 1996 SOP required approval of the Board only.

  1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

     In 1996, the Board adopted the Company's Nonemployee Directors Stock Option Plan (the "Directors Option Plan"), subject to shareholder approval. A total of 150,000 shares of the Company's Common Stock have been reserved for issuance under the Directors Option Plan, none of which has as yet been issued. The Directors Option Plan provides for the automatic granting of NQOs to directors of the Company who are not employees of the Company or any parent or subsidiary of the Company and who have not been an employee of the Company or any parent or subsidiary of the Company in the previous 12 months ("Eligible Outside Directors"). Each person who is elected and is an Eligible Outside Director at the annual meeting of shareholders in 1996 and each Eligible Outside Director newly elected or appointed thereafter will be granted an option to purchase 3,333 shares of Common Stock on the effective date of such initial election or appointment. Thereafter, each Eligible Outside Director (including the existing outside directors) generally will be granted an option to purchase 1,667 shares of Common Stock on the date of the first meeting of the Board following each annual shareholders meeting. The exercise price of the options in all cases will be equal to the fair market value of Common Stock on the grant date. Each option granted pursuant to the Directors Option Plan expires ten years and two days after the date of grant or earlier in the event of the termination of the director's service on the Board. Each option granted under the Directors Option Plan is exercisable in full six months after the date of grant. The Company has the right to repurchase shares purchased upon exercise of options under the plan. The repurchase right expires with respect to one-eighth of the number of shares covered by such option six months after the date such option is granted and one-sixteenth of the number of shares covered by such option at the end of each three-month period thereafter. In the event of the acquisition of the Company by a merger, consolidation, sale of all or substantially all of the Company's assets or acquisition of the Company's shares, such right of repurchase shall lapse with respect to twice the number of shares still subject to the right of repurchase. The Board may waive any directors fees paid in any given year and have the exercise price of options granted under the Directors Option Plan reduced by the amount of the fees so waived.

CURRENTLY OUTSTANDING OPTIONS

     As of March 30, 1996, the Company had outstanding options to purchase an aggregate of 1,631,240 shares of Common Stock at a weighted average exercise price of $5.37 per share. These options were granted under the 1993 SOP, 1996 SOP and five other employee incentive plans which have terminated or expired.

EMPLOYMENT ARRANGEMENTS

     In January 1996, the Company entered into a four-year employment agreement with D. Keith Grossman to serve as the Company's President and Chief Executive Officer. The employment agreement provides for a base salary of $150,000 per annum with a bonus potential of up to 50% of base salary based on achievement of performance objectives. Mr. Grossman's base salary will be reviewed in June 1996 and annually thereafter. Mr. Grossman was also granted an option effective January 2, 1996 to purchase 333,333 shares of Common Stock at an exercise price of $15.00 per share. The options vest in four equal annual installments on January 31, 1997, 1998, 1999 and 2000. These options will vest immediately upon a change in control of Thoratec. In addition, Mr. Grossman is entitled to severance equal to $300,000 if his employment is terminated by the Company prior to January 2, 2000 (or within four years following a change in control) for any reason other than cause, or twice his then current base salary if he terminates for good reason following a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, no executive officer of the Company served on the board of directors or compensation committee of another Company that had an executive officer serve on the Company's Board or its Compensation and Option Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the California Corporations Code, the Company has included in its Articles of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Company has entered into indemnification agreements with its executive officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements require the Company, among other things, to indemnify such executive officers and directors against certain liabilities that may arise by reason of their status or service as directors or executive officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company intends to obtain directors' and officers' liability insurance effective with this Offering. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its articles provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

     In September 1995 the Company sold an aggregate of 13,333 shares of Common Stock to Bradley Resources Company for an aggregate purchase price of $52,000. George W. Holbrook, Jr., a Director of the Company, is the Managing Partner of Bradley Resources Company. In September 1994, the Company sold to Bradley Resources Company a Convertible Promissory Note and a warrant to purchase of 6,379 shares of Common Stock for an aggregate purchase price of $50,000. In March 1996, Bradley Resources Company converted its Convertible Promissory Note into 10,225 shares of Common Stock and exercised its warrant to purchase 6,379 shares of Common Stock at an exercise price of $4.50 per share. The shares of Common Stock acquired in these transactions are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights."

     In November 1992 the Company entered into a comprehensive agreement with COBE pursuant to which COBE acquired approximately 26% of the Common Stock of the Company and obtained the right to place two directors on the Board and a right of first refusal on future sales of the Company's securities. In addition, COBE obtained a license to use the Company's biomaterials technology in certain of COBE's medical products and agreed to act as the Company's distributor in certain European countries. For the fiscal years ended December 1994 and 1995, sales to COBE represented approximately 26% and 20%, respectively, of Thoratec's total revenue. In 1995, Thoratec modified its distributor agreement with COBE and appointed Arrow as its distributor in most of the former COBE countries. In March 1996, Thoratec and COBE modified their agreement to eliminate COBE's right to two Board seats and its right of first refusal.

     The Company has granted options to certain members of its Board and to its executive officers. See "Management -- Option Grants" and "Principal Shareholders."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 30, 1996, and as adjusted to reflect the sale of the 2,500,000 shares offered hereby (assuming no exercise of the Underwriters' over-allotment option), by (i) each director and Named Executive Officer of the Company, (ii) all directors and executive officers of the Company as a group and (iii) each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                                                     PERCENTAGE
                                                                                BENEFICIALLY OWNED(2)
                                                                                ---------------------
                                                        NUMBER OF SHARES        PRIOR TO      AFTER
                      NAME(1)                         BENEFICIALLY OWNED(2)     OFFERING     OFFERING
- ----------------------------------------------------  ---------------------     --------     --------
COBE Laboratories, Inc..............................         3,708,077            23.8%        20.5%
  1185 Oak Street
  Lakewood, CO 80215
Intermedics, Inc....................................         2,074,074            13.3         11.5
  4000 Technology Drive
  Angleton, TX 77515
Paul F. Glenn(3)....................................         1,462,339             9.4          8.1
  627 Lilac Drive
  Montecito, CA 93108
J. Donald Hill, M.D.(4).............................         1,373,620             8.8          7.6
  Thoratec Laboratories Corporation
  2023 Eighth Street
  Berkeley, CA 94710
George W. Holbrook, Jr.(5)..........................         1,281,221             8.2          7.1
  Bradley Resources Company
  107 John Street
  Southport, CT 06490
Bradley Resources Company(5)........................         1,281,221             8.2          7.1
  P. O. Box 1938
  Palm City, FL 34990-6938
Christy W. Bell(6)..................................           957,042             6.1          5.3
Robert J. Harvey, Ph.D.(7)..........................           216,481             1.4          1.2
Cheryl D. Hess(8)...................................           132,882               *            *
Howard E. Chase(9)..................................            64,222               *            *
Dan E. Nielsen(10)..................................            65,748               *            *
Ronald G. Seyffert(11)..............................                --               *            *
D. Keith Grossman(12)...............................                --               *            *
Wendell J. Gardner..................................                --               *            *
All directors and executive officers as a group
  (10 persons)(13)..................................         4,091,216            25.5         22.0

- ---------------
* Less than one percent.

 (1) Except as set forth herein, the address of the persons set forth above is c/o the address of the Company appearing elsewhere in this Prospectus.

 (2) Applicable percentage ownership for each shareholder is based on 15,575,352 shares of Common Stock outstanding as of March 30, 1996, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within

     60 days of March 30, 1996. Shares of Common Stock subject to outstanding options are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (3) Includes 547,190 shares of Common Stock held by the Paul F. Glenn Foundation for Medical Research, Inc. of which Mr. Glenn is a director and officer. Mr. Glenn disclaims beneficial ownership of these shares.

 (4) Includes 62,222 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (5) George W. Holbrook, Jr., a Director of the Company, is the Managing Partner of Bradley Resources Company and is deemed to share beneficial ownership of the shares owned by Bradley Resources Company with Mr. James McGoogan, a general partner of Bradley Resources Company.

 (6) Includes 50,222 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (7) Includes 150,668 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (8) Includes 113,734 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (9) Includes 63,222 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

(10) Includes 50,998 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 30, 1996.

(11) Mr. Seyffert joined the Company in November 1995 and was granted an option to purchase 25,000 shares of Common Stock, none of which are exercisable within 60 days of March 30, 1996.

(12) Mr. Grossman joined the Company in January 1996 and was granted an option to purchase 333,333 shares of Common Stock, none of which are exercisable within 60 days of March 30, 1996.

(13) Includes 491,066 shares of Common Stock issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 1996. See notes (4) and (6) through (12) above.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 2,500,000 shares of Preferred Stock, no par value. Upon completion of this Offering, 18,075,352 shares of Common Stock and no shares of Preferred Stock will be outstanding. As of March 30, 1996, there were 15,575,352 shares of Common Stock outstanding and held of record by approximately 920 shareholders.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company. Subject to the preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding shares of Preferred Stock. The holders of Common Stock have no preemptive, redemption, conversion or other subscription rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board is authorized, without shareholder approval, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to, or imposed upon, any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

     As of March 30, 1996, Wells Fargo Bank, N.A. ("Wells Fargo") held a warrant to purchase 666,667 shares of Common Stock at an exercise price of $0.003 per share, expiring June 30, 1996. For a description of the Representatives' Warrants to be issued in connection with this Offering, see "Underwriting." The holders of the shares issuable upon exercise of the Representatives' Warrants are entitled to certain demand and piggy-back registration rights. See
"-- Registration Rights."

REGISTRATION RIGHTS

     The holders of approximately 1,197,000 shares of Common Stock issued in private transactions in 1994 and 1995 (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). Under the terms of agreements between the Company and such Holders, the Holders have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their shares of Common Stock. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, the Holders may require the Company to register all or a portion of their shares with registration rights on Form S-3, if such form is available to the Company, subject to certain conditions and limitations. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are also entitled to include their shares of Common Stock in such registration, subject to certain marketing and other limitations. Generally, the Company is required to bear the expenses of all such registrations.

     The Company has also granted certain demand and piggyback registration rights to the holders of the Representatives' Warrants. See "Underwriting."

PROVISIONS OF ARTICLES OF INCORPORATION AFFECTING SHAREHOLDERS

     The existence of the authorized but unissued Preferred Stock could have the effect of making it more difficult for a third party to effect a change in the control of the Board and therefore may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the shareholders to be presented for shareholder consideration.

     The Company has also included in its Articles of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the California Corporations Code and to indemnify its directors and officers to the fullest extent permitted by Section 317 of the California Corporations Code. See "Management -- Limitation of Liability and Indemnification Matters."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 18,075,352 shares of Common Stock. Of these shares, 16,878,067 shares, including the 2,500,000 shares sold in the Offering (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act or subject to a lock-up agreement as described below.

     The remaining 1,197,285 shares of Common Stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 and 144(k) promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     The executive officers, directors and certain other shareholders of the Company have signed contractual "lock-up" agreements with respect to an aggregate of 12,866,605 shares of Common Stock generally providing that they will not directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or right to acquire any option to dispose of or otherwise transfer or dispose of any shares of Common Stock or any securities exercisable for or convertible into the Company's Common Stock owned by them for a period of 180 days after the effective date of this Prospectus without the prior written consent of the Representative. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by the Representative. Taking into account the lock-up agreements, and assuming that the Representative does not release shareholders from these agreements, beginning 180 days after the effective date of the Offering, approximately 7,639,984 shares will be eligible for sale pursuant to Rule 144 subject to the limitations described below.

     In general, under Rule 144, as currently in effect, commencing with the effective date of the Offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of the Company's Common Stock then outstanding (which will equal approximately 180,859 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     As of March 30, 1996, the Company had outstanding options to purchase 1,631,240 shares of Common Stock at a weighted average exercise price of $5.37 per share and warrants to purchase 666,667 shares of Common Stock at an exercise price of $0.003 per share. The holders of options to purchase 1,110,846 shares of Common Stock and of all outstanding warrants have agreed not to sell shares issuable upon exercise of such options and warrants until 180 days after the effective date of this Offering. After such time, 721,521 shares of Common Stock issuable upon exercise of vested options and the 666,667 shares issuable upon exercise of outstanding warrants may be freely tradeable.

     Certain holders of the Restricted Shares have the right to cause the Company to register the sale of their shares under the Securities Act. If such registration rights are exercised, the shares can be sold without any holding period or sales volume limitations. See "Description of Capital
Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters (the "Underwriters") named below, for whom Vector Securities International, Inc. and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to the Underwriters, the following respective number of shares of Common Stock.

                                                                               NUMBER OF
                                  UNDERWRITERS                                  SHARES
    -------------------------------------------------------------------------  ---------
    Vector Securities International, Inc. ...................................
    Cruttenden Roth Incorporated.............................................
                                                                               ---------
              Total..........................................................  2,500,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public Offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, and to certain dealers
at such price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share to certain other dealers. After the public offering of the shares of Common Stock, the Offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable at any time during the 45-day period after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering overallotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The executive officers, directors and certain other shareholders of the Company have agreed that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of any shares of Common Stock, or issue options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options or warrants.

     In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified registered market makers on The Boston Stock Exchange may engage in passive market-making transactions in the Common Stock on The Boston Stock Exchange in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two business day period before commencement of sales in this Offering. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market making average daily trading volume in the Common Stock during a price period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

     The Company has agreed to issue the Representatives' Warrants to the Representatives. The Representatives' Warrants will be exercisable for a period of five years commencing one year from the consummation of the Offering at a per share exercise price equal to 120% of the Offering price. The holders of the Representatives' Warrants will have no voting, dividend or other shareholder rights until the warrants are exercised. The Representatives' Warrants cannot be transferred, assigned or hypothecated except that they may be assigned in whole or in part to any officers or partners of the Representatives. The Company has agreed to file once at its own expense a Registration Statement under the Securities Act to permit the public sale of the Common Stock issuable upon the exercise of the Representatives' Warrants at the request of the Representatives or its assignees. The Company has also agreed to provide piggy-back registration rights to the holders of the Representatives' Warrants.

     The Company has also agreed to pay the Representatives a non-accountable expense allowance of 1.5% of the total proceeds of the Offering (including shares issuable upon exercise of the over-allotment option). In addition, for a period of two years following completion of the Offering, the Company has granted the Representatives a right of first refusal to participate in future public or private financings of debt or equity securities.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

     The consolidated financial statements as of December 30, 1995 and December 31, 1994 and for each of the three years in the period ended December 30, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt of the Company's ability to continue as a going concern). Such consolidated financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk
Factors -- Patents and Protection of Proprietary Technology" and
"Business -- Patents and Proprietary Rights" have been reviewed by Fish & Richardson P.C., outside intellectual property counsel for the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             ADDITIONAL INFORMATION

     Thoratec is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits referred to as the "Registration Statement") with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information, exhibits and schedules set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. Copies of such materials may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10048. The Company's Common Stock is quoted on The Boston Stock Exchange. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996 and the Company's Registration Statement on Form 8-A filed with the Commission on May 18, 1981 are hereby incorporated by reference in this Prospectus except as superseded or modified herein or therein.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive office at 2023 Eighth Street, Berkeley, California 94710, telephone number (510) 841-1213.

                       THORATEC LABORATORIES CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets as of the Fiscal Years Ended 1994 and 1995 and March 30,
  1996 (unaudited)....................................................................  F-3
Consolidated Statements of Operations for the Fiscal Years Ended 1993, 1994 and 1995
  and for the Three Months Ended April 1, 1995 and March 30, 1996 (unaudited).........  F-4
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended 1993, 1994
  and 1995 and for the Three Months Ended March 30, 1996 (unaudited)..................  F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended 1993, 1994 and 1995
  and for the Three Months Ended April 1, 1995 and March 30, 1996 (unaudited).........  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Thoratec Laboratories Corporation:

     We have audited the accompanying consolidated balance sheets of Thoratec Laboratories Corporation as of December 30, 1995 and December 31, 1994 and the related consolidated statements of operations, shareholders' equity, and cash flows for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Thoratec Laboratories Corporation at December 30, 1995 and December 31, 1994, and the results of its operations and its cash flows for the fiscal years ended December 30, 1995, December 31, 1994 and January 1, 1994 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to such consolidated financial statements, there are matters that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP


Oakland, California

March 1, 1996 (June 3, 1996 as to Note 3)

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                           FISCAL YEAR END
                                                    -----------------------------      MARCH 30,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
                                                                                      (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents.......................  $  1,026,229     $  1,645,523     $  1,959,364
  Receivables (Note 11)...........................       308,183          581,298          552,672
  Inventories (Note 4)............................     1,502,999        1,374,164        1,347,126
  Prepaid expenses and other (Note 6).............        60,466          249,048          174,413
                                                    ------------     ------------     ------------
          Total current assets....................     2,897,877        3,850,033        4,033,575
Equipment and improvements -- at cost:
  Equipment.......................................     1,263,141        1,333,521        1,373,985
  Leasehold improvements..........................       770,616          785,564          789,469
                                                    ------------     ------------     ------------
          Total...................................     2,033,757        2,119,085        2,163,454
Accumulated depreciation and amortization.........    (1,626,169)      (1,725,726)      (1,752,709)
                                                    ------------     ------------     ------------
Equipment and improvements -- net.................       407,588          393,359          410,745
Other assets (Note 6).............................       299,543          136,645          163,448
                                                    ------------     ------------     ------------
          Total assets............................  $  3,605,008     $  4,380,037     $  4,607,768
                                                    ============     ============     ============
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $    594,705     $    598,100     $    484,070
  Accrued compensation............................       111,762          101,006          197,808
  Product sales advances..........................        38,608          217,708          190,408
  Accrued warranty expense........................        42,078           63,595           85,480
  Other...........................................        85,651           61,957          109,109
                                                    ------------     ------------     ------------
          Total current liabilities...............       872,804        1,042,366        1,066,875
Long-term debt (Note 7)...........................     1,675,000        1,675,000
Commitments (Note 6)
Shareholders' equity:
Common shares issued and outstanding -- 14,243,610
  in 1994, 14,933,136 in 1995, and 15,575,352 in
  1996............................................    40,245,803       42,746,421       45,855,762
Preferred shares -- none issued and outstanding
Additional paid-in capital........................     2,333,689        2,333,689        2,348,689
Accumulated deficit...............................   (41,522,288)     (43,416,454)     (44,660,831)
Cumulative translation adjustment.................                           (985)          (2,727)
                                                    ------------     ------------     ------------
          Total shareholders' equity..............     1,057,204        1,662,671        3,540,893
                                                    ------------     ------------     ------------
          Total liabilities and shareholders'
            equity................................  $  3,605,008     $  4,380,037     $  4,607,768
                                                    ============     ============     ============


                See notes to consolidated financial statements.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     FOR THE
                                          FOR THE FISCAL YEARS ENDED            THREE MONTHS ENDED
                                    --------------------------------------   ------------------------
                                       1993         1994          1995        APRIL 1,     MARCH 30,
                                    ----------   -----------   -----------      1995         1996
                                                                             ----------   -----------
                                                                             (UNAUDITED)  (UNAUDITED)
Revenue:
  Product sales -- net............  $3,790,614   $ 2,763,632   $ 3,488,599   $  939,101   $ 1,301,649
  Other (Note 10).................     142,465        24,357        59,326        9,770        38,621
                                    -----------  -----------   -----------   -----------  -----------
     Total revenue................   3,933,079     2,787,989     3,547,925      948,871     1,340,270
                                    -----------  -----------   -----------   -----------  -----------
Cost and expenses:
  Cost of products sold...........   2,033,126     1,575,524     1,972,467      442,464       821,899
  Research and development........   1,478,448     1,360,253     1,984,101      335,614       605,587
  Selling, general and
     administrative...............   1,146,061     1,455,714     1,297,815      313,936       733,055
  Debt conversion expense (Note
     7)...........................                                                            378,295
  Interest expense (Note 7).......         531        43,396       184,886       45,884        45,811
  Foreign currency expense........                                   2,822
                                    -----------  -----------   -----------   -----------  -----------
     Total costs and expenses.....   4,658,166     4,434,887     5,442,091    1,137,898     2,584,647
                                    -----------  -----------   -----------   -----------  -----------
       Net loss...................  $ (725,087)  $(1,646,898)  $(1,894,166)  $ (189,027)  $(1,244,377)
                                    ===========  ===========   ===========   ===========  ===========
Primary and fully diluted loss per
  common and common equivalent
  share...........................  $    (0.05)  $     (0.12)  $     (0.13)  $    (0.01)  $     (0.08)
                                    ===========  ===========   ===========   ===========  ===========
Primary and fully diluted weighted
  average number of common and
  common equivalent shares
  outstanding.....................  14,122,221    14,192,621    14,428,539   14,246,747    15,126,389


                See notes to consolidated financial statements.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           ADDITIONAL                  CUMULATIVE          TOTAL
                                               COMMON       PAID-IN     ACCUMULATED    TRANSLATION     SHAREHOLDERS'
                                                STOCK       CAPITAL       DEFICIT      ADJUSTMENT         EQUITY
                                             -----------   ----------   ------------   -----------   -----------------
Balance, Fiscal Year End 1992..............  $40,125,605   $2,333,689   $(39,150,303)                   $ 3,308,991
  Exercise of 21,669 common stock options
     for cash and exchange for 2,333 shares
     of common stock which were canceled...        2,931                                                      2,931
  Issuance of 16,667 shares of common stock
     for purchase of patent................       50,000                                                     50,000
  Net loss.................................                                 (725,087)                      (725,087)
                                             -----------   ----------   ------------     -------        -----------
Balance, Fiscal Year End 1993..............   40,178,536    2,333,689    (39,875,390)                     2,636,835
  Exercise of COBE common stock option for
     cash..................................       13,120                                                     13,120
  Exercise of 91,846 common stock options
     for cash and exchange for 2,065 shares
     of common stock which were canceled...       54,147                                                     54,147
  Net loss.................................                               (1,646,898)                    (1,646,898)
                                             -----------   ----------   ------------     -------        -----------
Balance, Fiscal Year End 1994..............   40,245,803    2,333,689    (41,522,288)                     1,057,204
  Exercise of 49,329 common stock options
     for cash and exchange for 832 shares
     of common stock which were canceled...       59,053                                                     59,053
  Issuance of 641,029 shares of common
     stock for cash........................    2,441,565                                                  2,441,565
  Foreign currency translation adjustments
     on wholly owned subsidiary............                                              $  (985)              (985)
  Net loss.................................                               (1,894,166)                    (1,894,166)
                                             -----------   ----------   ------------     -------        -----------
Balance, Fiscal Year End 1995..............   42,746,421    2,333,689    (43,416,454)       (985)         1,662,671
  Issuance of 342,537 shares of common
     stock for conversion of notes payable
     (unaudited)...........................    1,675,000                                                  1,675,000
  Exercise of warrants for 213,720 shares
     of common stock (unaudited)...........    1,340,034                                                  1,340,034
  Exercise of 87,606 common stock options
     for cash and exchange for 1,647 shares
     of common stock which were canceled
     (unaudited)...........................       94,307                                                     94,307
  Issuance of common stock options for
     nonemployee services (unaudited)......                    15,000                                        15,000
  Foreign currency translation adjustments
     on wholly owned subsidiary
     (unaudited)...........................                                               (1,742)            (1,742)
  Net loss (unaudited).....................                               (1,244,377)                    (1,244,377)
                                             -----------   ----------   ------------     -------        -----------
Balance, March 30, 1996 (unaudited)........  $45,855,762   $2,348,689   $(44,660,831)    $(2,727)       $ 3,540,893
                                             ===========   ==========   ============     =======        ===========


                See notes to consolidated financial statements.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                FOR THE
                                                    FOR THE FISCAL YEARS ENDED             THREE MONTHS ENDED
                                              ---------------------------------------   ------------------------
                                                 1993          1994          1995        APRIL 1,     MARCH 30,
                                              -----------   -----------   -----------      1995         1996
                                                                                        ----------   -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................  $  (725,087)  $(1,646,898)  $(1,894,166)  $ (189,027)  $(1,244,377)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Debt conversion expense (Note 7)........                                                             378,295
    Common stock options granted for
      services (Note 9).....................                                                              15,000
    Depreciation and amortization...........       85,441       108,247       112,755       25,945        30,109
    Loss on disposal of equipment...........        3,495           440         6,645          161
    Changes in assets and liabilities:
      Receivables, prepaid expenses, and
         other..............................     (354,030)      337,676      (461,697)    (163,857)      103,261
      Inventories...........................     (333,344)     (356,469)      128,835       39,700        27,038
      Other assets..........................          240      (239,425)      149,413      (98,000)      (29,929)
      Accounts payable and other
         liabilities........................       83,052       (89,291)      169,562      340,452        22,767
                                              -----------   -----------   -----------   ----------    ----------
         Net cash used in operating
           activities.......................   (1,240,233)   (1,885,720)   (1,788,653)     (44,626)     (697,836)
                                              -----------   -----------   -----------   ----------    ----------
Cash flows from investing activities:
    Proceeds from sale of equipment.........        1,500                         500          500
    Capital expenditures....................     (224,544)      (45,365)      (93,171)     (32,346)      (44,369)
                                              -----------   -----------   -----------   ----------    ----------
         Net cash used in investing
           activities.......................     (223,044)      (45,365)      (92,671)     (31,846)      (44,369)
                                              -----------   -----------   -----------   ----------    ----------
Cash flows from financing activities:
    Common stock issued in private
      placement -- net......................                                2,441,565
    Proceeds from issuance of long-term
      debt..................................                  1,675,000
    Common stock issued upon exercise of
      options...............................        2,931        67,267        59,053        7,804        94,307
    Common stock issued upon exercise of
      warrants..............................                                                             961,739
                                              -----------   -----------   -----------   ----------    ----------
         Net cash provided by financing
           activities.......................        2,931     1,742,267     2,500,618        7,804     1,056,046
                                              -----------   -----------   -----------   ----------    ----------
Net increase (decrease) in cash and cash
  equivalents...............................   (1,460,346)     (188,818)      619,294      (68,668)      313,841
Cash and cash equivalents at beginning of
  year......................................    2,675,393     1,215,047     1,026,229    1,026,229     1,645,523
                                              -----------   -----------   -----------   ----------    ----------
Cash and cash equivalents at end of year....  $ 1,215,047   $ 1,026,229   $ 1,645,523   $  957,561   $ 1,959,364
                                              ===========   ===========   ===========   ==========    ==========
Noncash financing transactions:
  Conversion of notes into common stock
    (Note 7)................................                                                         $ 1,675,000
                                                                                                      ==========
Other cash flow information:
         Interest paid......................  $       531   $    43,396   $   184,886   $   45,884   $    45,811
                                              ===========   ===========   ===========   ==========    ==========


                See notes to consolidated financial statements.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GOING CONCERN ACCOUNTING BASIS

     The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $1,894,000 and used cash in operating activities of $1,789,000 for the year ended December 30, 1995 and as of December 30, 1995 had an accumulated deficit of $43,416,000. The Company incurred a net loss of $1,244,000 and used cash in operating activities of $698,000 for the three months ended March 30, 1996 and as of March 30, 1996 had an accumulated deficit of $44,661,000. The Company expects that it will continue to incur substantial expenses relating to its research and development efforts and sales and marketing and that, as a result, it will incur losses for at least the next year. The Company's working capital plus limited revenue from product sales will not be sufficient to meet the Company's cash needs through 1996 as presently structured. Management recognizes that the Company must generate additional resources or consider modifications to its research and development efforts or other reductions in operating costs to enable it to continue operations with available resources. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

     Management's plans include several alternatives for securing additional funds, including public and private placement of equity which would generate sufficient resources to assure continuation of the Company's operations and research efforts. However, no assurances can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate additional financing, management will be required to sharply curtail the Company's research and development efforts and to curtail certain other of its operations.

2. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Operations -- Thoratec Laboratories Corporation and its subsidiary (the "Company") manufactures and markets medical devices utilizing specialty polymers and is engaged in ongoing research and development. Thoratec's products are marketed worldwide.

     The Company reports on a 52-53 week fiscal year, which ends on the Saturday closest to December 31. The fiscal years ended January 1, 1994 (fiscal 1993), December 31, 1994 (fiscal 1994), December 30, 1995 (fiscal 1995) include 52 weeks.

     Principles of Consolidation -- The consolidated financial statements include Thoratec Laboratories Corporation (a California corporation) and its subsidiary company. All significant intercompany balances and transactions are eliminated in consolidation.

     Inventories are stated at the lower of first-in, first-out cost or market.

     Depreciation and Amortization -- Equipment is depreciated over estimated useful lives which range from two to eight years. Leasehold improvements are amortized over the remaining period of the lease or over the estimated useful life of the improvement, whichever is shorter. The straight-line method is used for depreciation and amortization.


     Foreign Currency Translation -- All assets and liabilities of the Company's non-United States operations are translated into United States dollars at fiscal year-end exchange rates, and the resulting

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY translation adjustments are recorded as cumulative translation adjustments in shareholders' equity. Income items are translated at actual or average monthly rates of exchange. The Company's sales are substantially all denominated in U.S. dollars.

     Income Taxes -- The Company follows an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, the Company computes its tax liability at each consolidated financial statement date by applying provisions of current tax laws to temporary differences between consolidated financial statement and income tax bases. Changes in tax law may result in an adjustment to deferred tax assets.

     Loss Per Share -- Loss per common and common equivalent share are computed by dividing net loss by the weighted average number of common and common equivalent shares outstanding during the year. Both primary and fully diluted loss per common share for 1993, 1994, 1995 and 1996 assume no conversions because any such conversion would be antidilutive.

     Statement of Cash Flows -- Cash equivalents consist of money market funds carried at cost which is equal to market value. Significant non-cash investing and financing activities are discussed in Notes 6 and 9.

     Revenue Recognition -- The Company recognizes product revenues upon shipment of the related product. The Company provides a reserve for its estimate of warranty costs at the time of shipment. The Company's sales are substantially all denominated in U.S. dollars

     Use of Estimates -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented.

     Recently Issued Accounting Standard -- The Company is required to adopt Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation in fiscal 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123 the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method and provide pro forma disclosures of net income and earnings per share as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore such adoption will have no effect on the Company's consolidated net loss or cash flows.

     The Company is also required to adopt SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, in fiscal 1996. SFAS No. 121 establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. The Company does not expect SFAS No. 121 to have a material effect on its consolidated financial statements.


     Unaudited Interim Information -- The financial information with respect to the quarters ended April 1, 1995 and March 30, 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the quarter ended March 30, 1996 are not necessarily indicative of the results to be expected for the full year. All information presented in the consolidated financial statements for the quarters ended April 1, 1995 and March 30, 1996 is unaudited.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

3. REVERSE STOCK SPLIT

     On April 26, 1996, the Board of Directors authorized a one-for-three reverse split of the Company's common stock which was approved by the shareholders on June 3, 1996. All references in the consolidated financial statements to number of shares, per share amounts and prices of the Company's common stock have been retroactively restated to reflect the decreased number of common shares outstanding.

4. INVENTORIES

     Inventories consist of the following:

                                                         FISCAL YEAR END
                                                     -----------------------   MARCH 30,
                                                        1994         1995         1996
                                                     ----------   ----------   ----------
                                                                               (UNAUDITED)
        Finished goods.............................  $  544,746   $  397,462   $  459,891
        Work-in-process............................     355,099      540,673      651,611
        Raw materials..............................     603,154      436,029      235,624
                                                        -------      -------      -------
                  Total                              $1,502,999   $1,374,164   $1,347,126
                                                        =======      =======      =======

5. LEASES

     The Company leases offices, laboratory and manufacturing space under noncancelable operating leases. Future minimum lease payments as of the end of 1995 are as follows:

        Fiscal year:
          1996..........................................................    $188,192
          1997..........................................................     178,942
          1998..........................................................     160,275
          1999..........................................................     106,851
                                                                              ------
                  Total.................................................    $634,260
                                                                              ======

     Rent expense for all operating leases was $157,377 in 1993, $165,019 in 1994, $180,324 in 1995.

6. OTHER ASSETS

     At the end of 1994 and 1995, the Company had a long-term purchase commitment for mechanical valves for its VAD of $1,700,000 and $2,041,000, respectively. The Company anticipates this supply will be sufficient to satisfy its needs for at least the next two years. The commitment in 1994 was accompanied by a $252,000 deposit for 1996 deliveries, included in other assets at year end 1994. The remaining $192,000 deposit for 1996 deliveries has been reclassified to other current assets in 1995. During 1995 an additional $98,000 deposit was made for 1997 deliveries and is included in other assets at year end 1995. In 1995 the supplier of these valves stopped production. The Company must qualify a replacement valve or qualify a new vendor for the current valves. The Company has identified a new vendor, Arrow International, and will begin negotiations in 1996 for additional supply.


     In October 1993, the Company acquired a patent in exchange for 16,667 shares of common stock valued at fair market value of $50,000 on the transaction date. The patent is amortized over its remaining estimated useful life of four years. The patent, net of accumulated amortization of $15,625 in 1994, $28,125 in 1995 and $31,250 as of March 30, 1996 is included in other assets.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

7. LONG-TERM DEBT

     In the last quarter of 1994, the Company placed $1.675 million of convertible secured debt with private lenders. The notes were convertible into common stock at rates ranging from $4.92 to $6.38 per share, bore interest at 11% and were due in three years. The debt was secured by the royalties payable pursuant to the Licensing Agreement with COBE Laboratories, Inc. ("COBE") (see
Note 11), all accounts receivable, equipment and inventory. Five-year warrants to purchase 210,201 shares of Thoratec common stock at $6.38 per share were also issued with the convertible notes.

     In the first quarter of 1996, all $1.675 million of these notes were converted into 342,539 shares of common stock, according to the terms of the original transaction. In connection with this conversion, the Company reduced the exercise price of the related five-year warrants to $4.50 per share for a thirty day period. All warrants issued in connection with the above noted convertible secured debt (representing 213,720 shares as adjusted for antidilutive provisions) were exercised for a total of approximately $960,000. As all warrants were exchanged and the exercise price reduced, $378,000 of noncash debt conversion expense was recorded.

8. COMMON AND PREFERRED STOCK

     The Company has authorized 100,000,000 no par common shares, and 2,500,000 shares of preferred stock, of which 540,541 shares have been designated Series A and 500,000 shares designated Series B.

     The Series A preferred stock is entitled to cumulative annual dividends of $1.30 per share and has a liquidation preference of $9.25 plus cumulative unpaid dividends. The Company may redeem the Series A preferred stock at any time for its liquidation preference. Each share of preferred stock is convertible into one-third shares of common stock, after adjusting for earned but unpaid dividends. At the 1995 year end, no shares of Series A preferred stock were outstanding.

     Series B preferred stock is senior to Series A in all preferences. Series B is entitled to cumulative annual dividends of $.96 per share and has a liquidation preference of $8.00 plus cumulative unpaid dividends. The Series B preferred stock is redeemable by the Company five years after issuance for $8.00 per share plus cumulative unpaid dividends. Each share of Series B preferred stock is convertible at any time into three and one-third shares of common stock and has certain anti-dilution provisions. Series B preferred votes on an as-converted basis. At the 1995 year end and at March 30, 1996, no shares of the Series B preferred stock were outstanding.

     In September 1995, the Company placed $2.5 million ($2.44 million after expenses) of common stock (representing 641,029 shares) with private investors.

9. OPTIONS AND WARRANTS

     In September 1993, the Directors approved the 1993 Stock Option Plan ("1993 SOP"), which permits the Company to grant options to purchase up to 666,667 shares of common stock. During 1993, 1994, and 1995, 430,167, 45,000 and 66,667
shares, respectively, were granted under this plan.

     Including the 1993 SOP, the Company had seven common stock option plans. All options associated with one plan expired in 1995. Options may be granted by the Board of Directors at fair market value at the date of grant. Options under plans other than the Performance Plan become exercisable within four or five years of grant and expire between five and ten years from date of grant. Options under the Performance Plan are exercisable in increments only as the Company achieves certain financial goals and expire ten years from the date of grant. At the end of 1995, 133,200 common shares remain available for grant. As of March 30, 1996 698,508 common shares remain available for grant.


     In the first quarter of 1996, the Directors adopted the 1996 Stock Option Plan ("1996 SOP") and the 1996 Nonemployee Directors Stock Option Plan ("Directors Option Plan"). The 1996 SOP consists of

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY two parts. Part One permits the Company to grant options to purchase up to 500,000 shares of common stock. During the first quarter of 1996, 38,333 options were granted at fair market value under this Part of the Plan. Part One of the 1996 SOP is subject to Shareholder approval. Part Two relates to the Chief Executive Officer (CEO) and permits the Company to grant non-qualified options to the CEO to purchase up to 333,333 shares of common stock. During the first quarter of 1996, 333,333 options were granted at fair market value under this Part of the Plan. Part Two of the 1996 SOP required Director approval only. The Directors Option Plan permits the Company to grant options to purchase up to 150,000 shares of common stock. The Company currently has five non-employee directors who are eligible to participate in the Directors Option Plan and no options have been granted as of March 30, 1996. The Directors Option Plan is subject to Shareholder approval.

     Option activity is summarized as follows:

                                                    NUMBER OF OPTIONS     OPTION PRICE PER SHARE
                                                    -----------------     ----------------------
    Outstanding at fiscal year end 1992
      (644,041 exercisable).......................        949,614             $    .18-2.625
      Granted.....................................        438,500                       2.25
      Canceled....................................         (5,500)                 .75-1.689
      Exercised(1)................................        (21,669)                  .18-1.41
                                                        ---------                -----------
    Outstanding at fiscal year end 1993
      (672,306 exercisable).......................      1,360,945             $    .18-2.625
      Granted.....................................         45,000                      7.125
      Canceled....................................        (16,533)                  .18-2.25
      Exercised(2)................................        (91,846)                  .18-2.25
                                                        ---------                -----------
    Outstanding at fiscal year end 1994
      (721,891 exercisable).......................      1,297,566             $    .18-7.125
      Granted.....................................         66,667                  6.00-6.75
      Canceled....................................        (14,079)                  .18-2.25
      Exercised(3)................................        (49,329)                  .18-2.25
                                                        ---------                -----------
    Outstanding at fiscal year end 1995
      (807,468 exercisable).......................      1,300,823             $    .18-7.125
    Granted (unaudited)...........................        418,025               15.00-17.625
    Exercised (4) (unaudited).....................        (87,608)                  .18-2.25
                                                        ---------                -----------
    Outstanding at quarter end March 30, 1996
      (721,528 exercisable) (unaudited)...........      1,631,240             $   .18-17.625
                                                        =========                ===========

- ---------------
(1) Includes 5,396 options exercised for $2,931 cash and 16,273 options exercised by exchange for 2,333 shares of common stock, which were canceled.

(2) Includes 79,032 options exercised for $54,147 cash and 12,814 options exercised by exchange for 2,065 shares of common stock which were canceled.

(3) Includes 44,290 options exercised for $59,053 cash and 5,038 options exercised by exchange for 832 shares of common stock, which were canceled.


(4) Includes 67,167 options exercised for $94,307 cash and 20,439 options exercised by exchange for 1,647 shares of common stock, which were canceled.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

     Under the terms of the participation agreement with COBE discussed in Note 11, in 1994 COBE exercised its option to acquire 4,373 shares of common stock at $3 per share, associated with the patent acquisition discussed in Note 6. In February 1996 COBE waived its right to acquire any shares of common stock resulting from any employee stock option plans, grants or exercises. Therefore, all COBE options related to these were canceled during the first quarter of 1996.

     At December 30, 1995 and March 30, 1996 there were warrants outstanding to purchase 666,667 common shares at $.003 per share.

10. OTHER REVENUE

     COBE and the Company entered into a license as part of the agreement in 1992 discussed in Note 11. The Company recognized $93,000 of other income in 1993 from COBE in support of the license. No such amounts were recognized in 1994 or 1995.

11. RELATED PARTIES

     Receivables at the end of fiscal 1994 and 1995 and the quarter ended March 30, 1996 included $68,000, $92,000, and $1,000 respectively, from COBE affiliates.

     In 1992 the Company entered into an agreement to sell common stock, representing 26% of the Company, to COBE Laboratories, Inc., which included several provisions, including two seats on the Company's Board of Directors for COBE designees, a standstill agreement, and a participation agreement for future financings. The Company and COBE also finalized a licensing, manufacturing, and distribution agreement which provides for a royalty-bearing license to the Company's biomaterial technology for use in certain of COBE's products, the right for the Company to manufacture these biomaterials for a period of time before the royalty provisions become effective, a provision that COBE and the Company negotiate for COBE to be the distributor of certain future products of the Company, and a right of COBE to first negotiation on certain future licensing rights. In fiscal years 1993, 1994 and 1995, and the quarter ended March 30, 1996, COBE purchases of materials from the Company under the manufacturing agreement totaled $17,000, $90,000, $87,000, and $3,000 respectively.

     For other related party transactions, see Notes 10 and 14.

12. EMPLOYMENT AGREEMENT

     In January 1996, the Company entered into a four-year employment agreement with a key executive officer. This employment agreement provides for, among other provisions, a minimum base salary, an annual bonus based on performance, a severance package and the issuance of 333,333 non-qualified stock options. See
Note 9.

13. TAXES ON INCOME


     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards.

                THORATEC LABORATORIES CORPORATION AND SUBSIDIARY

     Significant components of the Company's net deferred taxes are as follows:

                                                                 FISCAL YEAR END
                                                   -------------------------------------------
                                                      1993            1994            1995
                                                   -----------     -----------     -----------
    Deferred tax assets:
      Federal tax loss carryforward (as adjusted
         for the limitation on change in
         ownership)..............................  $ 2,812,000     $ 3,481,000     $ 4,198,000
      State tax loss carryforward................      205,000         390,000         585,000
      Other, net.................................       27,000          25,000          19,000
    Total........................................    3,044,000       3,896,000       4,802,000
                                                   -----------     -----------     -----------
      Less: Valuation allowance..................   (3,044,000)     (3,896,000)     (4,802,000)
                                                   -----------     -----------     -----------
                                                       --              --              --
                                                   ===========     ===========     ===========

     At 1995 fiscal year end, the Company had net operating loss ("NOL") carryforwards of approximately $12 million. The majority of such carryforwards expire from 2002 through 2010. Use of the $7.4 million NOL which arose prior to the greater than 50% change in ownership which occurred in 1992 is limited to approximately $440,000 per year due to such change.

     Due to these limitations and due to the fact that the Company has sustained cumulative losses, the potential future benefit from these deferred assets are fully reserved by means of a valuation allowance and will therefore produce a financial statement benefit if and when utilized.

14. GEOGRAPHIC INFORMATION AND SIGNIFICANT CUSTOMERS

     The Company's sales for each period are shown in the table below for each major geographic area:

                                                                            THREE MONTHS ENDED
                                                                        ---------------------------
                                         FISCAL YEAR                     APRIL 1,        MARCH 30,
                           ----------------------------------------        1995            1996
                              1993           1994           1995        -----------     -----------
                           ----------     ----------     ----------     (UNAUDITED)     (UNAUDITED)
    Export sales:
      Europe.............  $1,651,220     $  777,446     $1,524,080      $ 478,356      $   420,871
      All Other..........     788,870        550,055        438,462         55,273           88,133
                              -------        -------        -------         ------          -------
      Subtotal...........   2,440,090      1,327,501      1,962,542        533,629          509,004
    Domestic sales.......   1,350,524      1,436,131      1,526,057        405,472          792,645
                              -------        -------        -------         ------          -------
      Total..............  $3,790,614     $2,763,632     $3,488,599      $ 939,101      $ 1,301,649
                              =======        =======        =======         ======          =======


     Included in European sales for the fiscal years 1993, 1994 and 1995 and the three months ended April 1, 1995 and March 30, 1996 are $1,606,576, $729,566,
$688,610, $326,401 and $4,743, respectively, of sales to COBE and its affiliates, which began distributing the Company's Thoratec(R) VAD System in several European markets in late 1992. In the Spring of 1995, Thoratec signed an agreement with Arrow International ("Arrow") to take over the distribution in most of the COBE territories. Included in European sales for the 1995 year and the three months ended April 1, 1995 and March 30, 1996 are $632,639, $148,955 and $393,414, respectively, of sales to Arrow.

- ------------------------------------------------------
- ------------------------------------------------------

    No dealer, sales representative or any other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained is correct as of any date subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................     3
Risk Factors..............................     6
Use of Proceeds...........................    14
Price Range of Common Stock...............    15
Dividend Policy...........................    15
Capitalization............................    16
Dilution..................................    17
Selected Consolidated Financial Data......    18
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...................    19
Business..................................    23
Management................................    41
Certain Transactions......................    47
Principal Shareholders....................    48
Description of Capital Stock..............    50
Shares Eligible for Future Sale...........    52
Underwriting..............................    53
Legal Matters.............................    54
Experts...................................    54
Additional Information....................    55
Incorporation of Certain Documents by
  Reference...............................    55
Index to Consolidated Financial
  Statements..............................   F-1

                            ------------------------

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                2,500,000 SHARES
                                      LOGO
                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                     Vector Securities International, Inc.

                                Cruttenden Roth
                                  Incorporated
                                          , 1996

- ------------------------------------------------------

- ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All amounts are estimated except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Application Fee.

    SEC Registration Fee.....................................................  $   17,473
    NASD Filing Fee..........................................................       5,567
    Nasdaq National Market Application Fee...................................      50,000
    Blue Sky Qualification Fees and Expenses.................................      10,000
    Accounting Fees and Expenses.............................................     125,000
    Legal Fees and Expenses (including Blue Sky).............................     150,000
    Transfer Agent and Registrar Fees........................................      10,000
    Underwriters Nonaccountable Expense Allowance............................     905,625
    Printing and Engraving...................................................     100,000
    Miscellaneous............................................................      26,335
                                                                               ----------
              Total..........................................................  $1,400,000
                                                                               ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the registrant has included in its articles of incorporation and by-laws provisions regarding the indemnification of officers and directors of the registrant. Article Fourth of registrant's Restated Articles of Incorporation, as amended, provides as follows:

     "Fourth: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by-law, agreement or otherwise, in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to 'California law' shall to that extent be deemed to refer to California law as so amended."

     Section 29 of the registrant's By-Laws, as amended, provides as follows:

     "29. Indemnification of Directors and Officers.


     (a) Indemnification. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this By-law, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expense to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this By-law to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this By-law are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

     (b) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

     (c) Definitions. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


      (1) 1.1  Form of Underwriting Agreement
      (1) 4.1  Form of Representatives' Warrants
      (1) 5.1  Opinion of Heller, Ehrman, White & McAuliffe
       (1) 11  Statement re: Computation of Earnings
         23.1  Consent of Deloitte & Touche LLP
      (1)23.2  Consent of Heller, Ehrman, White & McAuliffe (contained in opinion filed as
               Exhibit 5.1)
         23.3  Consent of Fish & Richardson P.C.
      (2)24.1  Power of Attorney


- ---------------


(1) Previously filed as an exhibit to this Registration Statement.



(2) Previously filed with this Registration Statement (see page II-4 of the Registration Statement).


ITEM 17. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California on June 3, 1996.


                                          THORATEC LABORATORIES CORPORATION

                                          By /s/  D. KEITH GROSSMAN

                                            ------------------------------------
                                            D. Keith Grossman
                                            President and Chief Executive
                                             Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                 CAPACITY                   DATE
- ------------------------------------------  --------------------------------------------------
/s/  D. KEITH GROSSMAN                      Director, President and Chief         June 3, 1996
- ------------------------------------------  Executive Officer (Principal
D. Keith Grossman                           Executive Officer)
CHERYL D. HESS*                             Vice President, Finance and Chief     June 3, 1996
- ------------------------------------------  Financial Officer (Principal
Cheryl D. Hess                              Financial and Accounting Officer)
CHRISTY W. BELL*                            Director                              June 3, 1996
- ------------------------------------------
Christy W. Bell
HOWARD E. CHASE*                            Director                              June 3, 1996
- ------------------------------------------
Howard E. Chase
WENDELL GARDNER*                            Director                              June 3, 1996
- ------------------------------------------
Wendell Gardner
ROBERT J. HARVEY, PH.D*                     Director                              June 3, 1996
- ------------------------------------------
Robert J. Harvey, Ph.D.
J. DONALD HILL, M.D.*                       Director                              June 3, 1996
- ------------------------------------------
J. Donald Hill, M.D.
GEORGE W. HOLBROOK, JR.*                    Director                              June 3, 1996
- ------------------------------------------
George W. Holbrook, Jr.
/s/  D. KEITH GROSSMAN
- ------------------------------------------
*D. Keith Grossman
(Attorney-in-fact)

                               INDEX TO EXHIBITS


                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
  NO.                                      EXHIBIT                                PAGE NUMBER
- -------     ----------------------------------------------------------------------
1.1         Form of Underwriting Agreement(1).....................................
4.1         Form of Representatives' Warrants(1)..................................
5.1         Opinion of Heller, Ehrman, White & McAuliffe(1).......................
11          Statement re: Computation of Earnings(1)..............................
23.1        Consent of Deloitte & Touche LLP......................................
23.2        Consent of Heller, Ehrman, White & McAuliffe (contained in opinion filed as Exhibit 5.1).................................................
23.3        Consent of Fish & Richardson P.C......................................
24.1        Power of Attorney (previously contained in Registration
            Statement)(1).........................................................


- ---------------


(1) Previously filed as an exhibit to this Registration Statement.